Exhibit 2.1

Execution Version

Dated September 5, 2024

Agreement and Plan of Merger

by and among

First Majestic Silver Corp.

Ocelot Transaction Corporation

and

Gatos Silver, Inc.

i

ii

Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Articles of Incorporation of the Surviving Corporation

iii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 5, 2024, is by and among First Majestic Silver Corp., a British Columbia company (“First Majestic”), Ocelot Transaction Corporation, a Delaware corporation and wholly owned Subsidiary of First Majestic (“Merger Sub”), and Gatos Silver, Inc., a Delaware corporation (“Gatos”).  First Majestic, Merger Sub and Gatos are each sometimes referred to as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into Gatos (the “Merger”), with Gatos surviving the Merger as a wholly owned subsidiary of First Majestic in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Gatos (the “Gatos Board of Directors”) established a special committee of the Gatos Board of Directors consisting of independent and disinterested directors (the “Gatos Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the Transactions and, if, the Gatos Special Committee deems appropriate, recommend that the Gatos Board of Directors approve the execution and delivery of this Agreement by Gatos;

WHEREAS, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable, (b) approving this Agreement and the Transactions, (c) resolving, on the terms and subject to the conditions set forth in this Agreement, to submit this Agreement to the Gatos stockholders for consideration at a meeting of Gatos stockholders and (d) resolving, on the terms and subject to the conditions set forth in this Agreement, to recommend the adoption of this Agreement by the Gatos stockholders (the resolution in this clause (d) being the “Gatos Board Recommendation”);

WHEREAS, the board of directors of First Majestic (the “First Majestic Board of Directors”) has unanimously adopted resolutions, including in its capacity as the sole stockholder of Merger Sub, (a) declaring that this Agreement and the consummation of the Transactions, are advisable, (b) approving this Agreement and the Transactions, (c) resolving, on the terms and subject to the conditions set forth in this Agreement, that the issuance of the First Majestic Shares as Merger Consideration (the “First Majestic Share Issuance”) be submitted for consideration at the First Majestic Special Meeting and (d) resolving, on the terms and subject to the conditions set forth in this Agreement, to recommend that First Majestic’s stockholders vote to approve the First Majestic Share Issuance (the “First Majestic Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and determined that this Agreement and the consummation of the Transactions, including the Merger, are advisable;

WHEREAS, for U.S. federal, and applicable state and local, income Tax purposes, it is the intent of the Parties that (i) the Merger qualifies as a “reorganization” under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to which each of First Majestic, Merger Sub, and Gatos are parties under Section 368(b) of the Code and (ii) the Merger not result in the recognition of gain under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of First Majestic following the Merger that does not enter into a five-year gain recognition agreement as provided under Treasury Regulations Section 1.367(a)-8 (a “GRA”)) (clauses (i) and (ii), collectively, the “Intended Tax Treatment”), and that this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS concurrently with the execution of this Agreement, and as a condition of, and inducement to, the willingness of First Majestic to enter into this Agreement, each member of the Gatos Board of Directors, each executive officer of Gatos listed on Section A of the Gatos Disclosure Letter, Electrum Silver US LLC and Electrum Silver US II LLC have entered into agreements to vote in favor of the Transactions with First Majestic; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

W I T N E S S E T H :

ARTICLE I

THE MERGER; CERTAIN GOVERNANCE MATTERS

Section 1.01        Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Gatos or First Majestic, as applicable, than those contained in the Confidentiality Agreement in favor of Gatos; provided that such agreement need not include standstill provisions in favor of Gatos or First Majestic, as applicable and which confidentiality agreement does not contain any provision that prohibits Gatos’ or First Majestic’s, as the case may be, compliance with the terms of this Agreement.

“Action” means any claim, complaint, litigation, action, petition, suit, arbitration, mediation or similar legal proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Adverse Law or Order” means any rule, regulation or other Law or Order entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the Transactions.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and Mexico’s Antitrust Law.

“BC Securities Act” means the Securities Act (British Columbia), as amended.

“Bribery Legislation” means any applicable Law or regulation implementing the Organization For Economic Co‑operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; the FCPA; the CFPOA; the Criminal Code (Canada); and any anti‑bribery or anti‑corruption related provisions in criminal and anti‑competition laws and/or anti‑bribery, anti‑corruption and/or anti‑money laundering laws of any jurisdiction in which First Majestic or Gatos operates.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, or Vancouver, British Columbia.

“Canadian Corporate and Securities Law” means collectively, Canadian Corporate Law and Canadian Securities Laws.

“Canadian Corporate Law” means the Business Corporations Act (British Columbia) and the rules and regulations published thereunder.

“Canadian Securities Authorities” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the BC Securities Act and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder.

“CFPOA” means the Corruption of Foreign Public Officials Act (Canada).

“COFECE” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica) or any Governmental Entity which substitutes it or assumes its functions.

“Collective Bargaining Agreement” means any collective bargaining or similar collective labor agreement or arrangement (whether or not mandated by Law or any Governmental Entity) with any trade union, labor union, works council, or similar employee representative body, covering any employee of Gatos or any Gatos Subsidiary, or First Majestic or any First Majestic Subsidiary, as the case may be, or by which any such employee is bound.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of June 7, 2024 by and between Gatos and First Majestic.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, arrangement or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, and any amendments or supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any epidemics, pandemic or disease outbreak resulting therefrom.

“DGCL” shall have the meaning set forth in the Recitals.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any Law relating to pollution or protection, investigation or restoration of the environment or natural resources, wildlife or, as such matters relate to injury or threat of injury to persons or property relating to the use, handling, presence, transportation, treatment, storage, disposal, Release, threatened Release or discharge of, or exposure to, Hazardous Materials.

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, order, authorization or approval required under applicable Environmental Laws.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchanges” means the NYSE and TSX.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“First Majestic Benefit Plan” means each material employee benefit plan, plan, program, policy, practice, contract, agreement or other arrangement, including each bonus, commission, equity, stock purchase, phantom stock, stock option, incentive, deferred compensation, defined contribution, defined benefit, retirement, pension, employment (including offer letter), consulting, severance, separation, retention, change in control, sick leave, health and welfare (including vision, dental and disability plans), vacation, paid time off, and other compensation or benefit plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, that is maintained, sponsored, contributed to or required to be contributed to by First Majestic or any of the First Majestic Subsidiaries, or with respect to which First Majestic or any of the First Majestic Subsidiaries could reasonably be expected to have material liability, in each case, with respect to, or for the benefit of, any current or former employees, individual independent contractors, or other non-employee service providers of First Majestic or any of the First Majestic Subsidiaries (and any dependents or beneficiaries thereof), but excluding any plan, program, agreement, or arrangement sponsored or maintained, or mandated to be sponsored or maintained, by any Governmental Entity.

“First Majestic Circular” means the management information circular prepared by First Majestic in connection with the First Majestic Special Meeting.

“First Majestic Competing Proposal” means, other than the Transactions contemplated by this Agreement, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any Person or “group” (as defined in the Section 13(d) of the Exchange Act and the rules promulgated thereunder) of Persons (other than First Majestic and its affiliates) relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of First Majestic or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more First Majestic Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Majestic and the First Majestic Subsidiaries taken as a whole (based on the most recent consolidated financial statements of First Majestic filed on SEDAR+).

“First Majestic Credit Agreement” means that certain second amended and restated Credit Agreement dated March 31, 2022 among, inter alios, First Majestic, the Bank of Montreal as administrative agent and lender and several other lenders who are party thereto, as amended from time to time.

“First Majestic Equity Award” means any form of compensation (including deferred compensation) granted under a First Majestic Equity Plan that is or may be paid or settled in First Majestic Shares.

“First Majestic Equity Plan” means the 2022 First Majestic Long Term Incentive Plan, as may be amended from time to time.

“First Majestic Governing Documents” means First Majestic's (i) Notice of Articles, as amended, and (ii) Articles, as amended.

“First Majestic Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by First Majestic or the First Majestic Subsidiaries.

“First Majestic Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (i) was not known to, or reasonably foreseeable by, the First Majestic Board of Directors as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof provided, however, that in no event shall the following events, changes or developments constitute a First Majestic Intervening Event: (i) the receipt, existence or terms of any First Majestic Competing Proposal; (ii) changes in the market price or trading volume of the First Majestic Shares or Gatos Common Stock or the fact that Gatos or First Majestic meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; provided, further, that the exceptions contained in the foregoing proviso shall not apply to the underlying causes giving rise to, or contributing to, such event, change or development or prevent any of such underlying causes from being taken into account in determining whether First Majestic Intervening Event has occurred; (iii) changes after the date hereof in general United States, Mexico, Canada or global economic conditions or conditions (or changes therein) in any industry or industries in which First Majestic operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally); or (iv) changes after the date hereof affecting financial, credit or capital market conditions or changes in interest or exchange rates.

“First Majestic Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the business, results of operations or financial condition of First Majestic and the First Majestic Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Transactions from occurring on or before the Outside Date; provided, however, that in the case of clause (i), no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a First Majestic Material Adverse Effect or shall be taken into account when determining whether a First Majestic Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States, Mexico, Canada or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which First Majestic operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally), (c) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions or changes in interest or exchange rates and any such conditions related to a government shutdown, federal debt ceiling or banking or credit crisis, (d) any change or prospective changes occurring after the date hereof in Laws or IFRS or the interpretation or enforcement thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) compliance with the express terms of this Agreement or any other agreement entered into in connection herewith and any action taken or omitted to be taken by First Majestic or any First Majestic Subsidiary at the express written direction or request of or with the express prior written consent of Gatos, (g) changes in the price of First Majestic Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), (h) any failure by First Majestic to meet any internal or published projections, estimates or expectations of First Majestic’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by First Majestic to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), (i) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases of this clause (i), the response of any Governmental Entities thereto (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of First Majestic with customers, suppliers, service providers, employees, Governmental Entities, stockholders, joint venture partners or any other Persons having a relationship with First Majestic and including any resulting litigation (including any claims of breach of fiduciary duty or disclosure claims) or (k) any reduction in any credit rating of First Majestic or the First Majestic Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a First Majestic Material Adverse Effect may be taken into account), except, in the case of clauses (a) – (e) or (i) to the extent First Majestic and the First Majestic Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries and the same jurisdiction in which First Majestic and the First Majestic Subsidiaries operate (in which case the incremental disproportionate impact may be taken into account in determining whether there has been a First Majestic Material Adverse Effect, and only to the extent otherwise permitted by this definition).

“First Majestic Option” means an outstanding and unexercised option (whether vested or unvested) to purchase First Majestic Shares.

“First Majestic Shareholder Approval” means the approval of the First Majestic Share Issuance by simple majority of the votes cast by holders of First Majestic Shares present in person or by proxy at the First Majestic Special Meeting and entitled to vote at the First Majestic Special Meeting.

“First Majestic Special Meeting” means the special meeting of the holders of First Majestic Shares for the purpose of seeking the First Majestic Shareholder Approval, including any postponement or adjournment thereof.

“First Majestic Subsidiaries” means the Subsidiaries of First Majestic.

“First Majestic Superior Proposal” means a bona fide, written First Majestic Competing Proposal (with references to 20% being deemed to be replaced with references to 50%) not solicited in breach of Section 5.04, which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors to be (i) more favorable from a financial point of view to the shareholders of First Majestic than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by Gatos in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as the First Majestic Board of Directors deems in good faith relevant.

“First Majestic Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a First Majestic Superior Proposal entered into by and between First Majestic and the Person making a First Majestic Superior Proposal.

“First Majestic VWAP” means the volume weighted average price of First Majestic Shares for a five (5) trading day period, starting with the opening of trading on the sixth (6th) trading day prior to the Closing Date and ending with the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg L.P., or if not reported therein, in another authoritative source mutually selected by First Majestic and Gatos.

“Form 51-102F5” means Form 51-102F5 as prescribed in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators.

“Gatos Benefit Plan” means each material employee benefit plan, program, policy, practice, contract, agreement or arrangement, including, each bonus, commission, equity, stock purchase, phantom stock, stock option, incentive, deferred compensation, defined contribution, defined benefit, retirement, pension, employment (including offer letter), consulting, severance, separation, retention, change in control, sick leave, health and welfare benefit (including vision, dental, and disability plans), fringe-benefit, vacation, paid time off, and other compensation or benefit plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, that is maintained, sponsored, contributed to or required to be contributed to by Gatos or any of the Gatos Subsidiaries, or with respect to which Gatos or any of the Gatos Subsidiaries could reasonably be expected to have material liability, in each case, with respect to, or for the benefit of, any current or former employees, individual independent contractors, or other non-employee service providers of Gatos or any of the Gatos Subsidiaries (and any dependents or beneficiaries thereof), but excluding any plan, program, agreement, or arrangement sponsored or maintained, or mandated to be sponsored or maintained, by any Governmental Entity.

“Gatos Bylaws” means the bylaws of Gatos, as amended and restated as of the date of this Agreement.

“Gatos Certificate” means the Amended and Restated Certificate of Incorporation of Gatos, as amended and restated and supplemented and in effect on the date hereof.

“Gatos Common Stock” means the outstanding shares of common stock, par value $0.001 per share, of Gatos.

“Gatos Competing Proposal” means, other than the Transactions contemplated by this Agreement, whether or not in writing, any inquiry, proposal or offer from, or public expression of intention by, any Person or “group” (as defined in the Section 13(d) of the Exchange Act and the rules promulgated thereunder) of Persons (other than First Majestic and its affiliates) relating to (i) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions of (A) twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), or (B) twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group owning twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC), or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Gatos or twenty percent (20%) or more of any class of equity or voting securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Gatos Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Gatos and the Gatos Subsidiaries taken as a whole (based on the most recent consolidated financial statements of Gatos filed with the SEC).

“Gatos Credit Agreement” means that certain second amended and restated Revolving Credit Agreement, dated as of December 13, 2023, by and among Gatos, certain subsidiaries of Gatos from time to time thereto, Bank of Montreal and BMO Capital Markets.

 “Gatos DSU” means a notional instrument entitling the holder to receive a certain number of shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos Equity Awards” means, collectively, all outstanding Gatos Options, Gatos RSUs, Gatos PSUs, and Gatos DSUs.

“Gatos Governing Documents” means the Gatos Bylaws and the Gatos Certificate.

“Gatos Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by Gatos or the Gatos Subsidiaries.

“Gatos Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that was not known to, or reasonably foreseeable by, the Gatos Board of Directors or the Gatos Special Committee as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof provided, however, that in no event shall the following events, changes or developments constitute a Gatos Intervening Event: (i) the receipt, existence or terms of any Gatos Competing Proposal; (ii) changes in the market price or trading volume of the First Majestic Shares or Gatos Common Stock or the fact that Gatos or First Majestic meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; provided, further, that the exceptions contained in the foregoing proviso shall not apply to the underlying causes giving rise to, or contributing to, such event, change or development or prevent any of such underlying causes from being taken into account in determining whether Gatos Intervening Event has occurred; (iii) changes after the date hereof in general United States, Mexico, Canada or global economic conditions or conditions (or changes therein) in any industry or industries in which Gatos operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally); or (iv) changes after the date hereof affecting financial, credit or capital market conditions or changes in interest or exchange rates.

“Gatos LTIP” means the 2023 Gatos Amended and Restated Long Term Incentive Plan, as may be amended from time to time.

“Gatos Material Adverse Effect” means any Effect that, individually or in the aggregate, has (i) a material adverse effect on the business, results of operations or financial condition of Gatos and the Gatos Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Transactions from occurring on or before the Outside Date; provided, however, that in the case of clause (i) no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Gatos Material Adverse Effect or shall be taken into account when determining whether a Gatos Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States, Mexico, Canada or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Gatos operates (including any change (on a current or forward basis) in the price of silver or changes in commodity prices or general market prices affecting the mining industry generally), (c) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions or changes in interest or exchange rates and any such conditions related to a government shutdown, federal debt ceiling or banking or credit crisis, (d) any change or prospective changes occurring after the date hereof in Laws or GAAP or the interpretation or enforcement thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) compliance with the express terms of this Agreement or any other agreement entered into in connection herewith and any action taken or omitted to be taken by Gatos or any Gatos Subsidiary at the express written direction or request of or with the express prior written consent of First Majestic, (g) changes in the price of Gatos Common Stock, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), (h) any failure by Gatos to meet any internal or published projections, estimates or expectations of Gatos’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Gatos to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), (i) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases of this clause (i), the response of any Governmental Entities thereto, (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Gatos with customers, suppliers, service providers, employees, Governmental Entities, stockholders, joint venture partners or any other Persons having a relationship with Gatos and including any resulting litigation (including any claims of breach of fiduciary duty or disclosure claims) or (k) any reduction in any credit rating of Gatos or the Gatos Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a Gatos Material Adverse Effect may be taken into account), except, in the case of clauses (a) – (e) or (i) to the extent Gatos and the Gatos Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries and the same jurisdiction in which Gatos and the Gatos Subsidiaries operate (in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Gatos Material Adverse Effect, and only to the extent otherwise permitted by this definition).

“Gatos Option” means an outstanding and unexercised option (whether vested or unvested) to purchase shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos PSU” means a performance-vesting restricted stock unit covering shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos RSU” means a time-vesting restricted stock unit covering shares of Gatos Common Stock, granted under the Gatos LTIP.

“Gatos Special Meeting” means the meeting of the holders of Gatos Common Stock for the purpose of seeking the Gatos Stockholder Approval, including any postponement or adjournment thereof.

“Gatos Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Gatos Common Stock entitled to vote on the authorization of this Agreement at the Gatos Special Meeting in favor of such authorization.

“Gatos Subsidiaries” means the Subsidiaries of Gatos.

“Gatos Superior Proposal” means a bona fide, written Gatos Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), not solicited in breach of Section 5.03, which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors to be (i) more favorable from a financial point of view to the stockholders of Gatos than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by First Majestic in response to such proposal) and (ii) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (i) and (ii), taking into account the certainty and timing of closing, financing arrangements, the identity of the party making the proposal and such other legal, financial, regulatory and other aspects of such proposal as the Gatos Board of Directors or the Gatos Special Committee, as applicable, deems in good faith relevant.

“Gatos Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Gatos Superior Proposal entered into by and between Gatos and the Person making such Gatos Superior Proposal.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any candidate for political office, or (iii) any political party or party official.

“Governmental Entity” means (i) any transnational, national, federal, state, provincial, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body, (ii) any public international governmental organization, or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

“Hazardous Materials” means any substance defined, listed, classified, characterized or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant”, or words of similar import under any Environmental Law, including petroleum, petroleum products or byproducts (including crude oil and any fractions thereof), explosive material, radioactive material, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, per- and polyfluoroalkyl substances, heavy metals, asbestos and asbestos-containing materials, and radon gas.

“HSR Act” means the United States Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person,

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)          net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)          all obligations of such Person for capitalized leases or to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)          all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock;

(f)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(g)          obligations outstanding under securitization facilities; and

(h)          any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“IFRS” means accounting principles generally accepted in Canada applicable to public companies at the relevant time and which incorporates International Accounting Standards as adopted by the Canadian Accounting Standards Board.

“In-the-Money-Amount” means the amount by which (i) the aggregate fair market value, at the applicable time, of the shares to which an option relates, exceeds (ii) the aggregate exercise price of the option to acquire such shares.

“Intellectual Property” means all intellectual property and similar proprietary rights protected, created or arising under the Laws of any jurisdiction or any international convention, whether registered or unregistered, including with respect to:  (i) patents and patent applications, (ii) trademarks, service marks, trade names, business names, logos, trade dress, Internet domain names, and all other similar rights or identifiers of source or origin in any part of the world, together with all goodwill symbolized thereby, (iii) copyrights and works of authorship, including such rights in Software, (iv) trade secrets and rights in all other confidential information, including know-how, inventions (whether or not patentable), algorithms, logic, operating conditions and procedures, proprietary formulae, concepts, methods, techniques, compositions, processes, apparatuses, schematics, drawings, models and methodologies, specifications, research and development information, technology, business plans, technical, engineering and manufacturing information (collectively, “Trade Secrets”) (v) Software, (vi) rights in databases and data collections and (vii) all registrations of, applications for registration of, and renewals and extensions of any of the foregoing, as applicable.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (i) the Persons listed in Section 1.01(a) of the First Majestic Disclosure Letter with respect to First Majestic or Merger Sub, or (ii) the Persons listed in Section 1.01(a) of the Gatos Disclosure Letter with respect to Gatos.

“Law” means any law (including common law), constitution, statute, code, rule, regulation, Order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, easement, right of way, encroachment, title defect, claim, license, lease, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Mexico’s Antitrust Law” means Ley Federal de Competencia Económica.

“Mining Rights” means all mineral and mining interests, deeds, claims, leases and concessions, exploration, reconnaissance, exploitation or extraction rights, subsurface rights, or any other rights or interests, for the purpose of exploring, exploiting or beneficiating minerals under the terms of applicable Laws, whether contractual, statutory or otherwise, or any interest therein.

“Misrepresentation” has the meaning ascribed to it under the BC Securities Act.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“NI 54-101” means National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, injunction, decree, stipulation, decision, ruling or writ of any Governmental Entity, or any settlement agreement or compliance agreement entered into in connection with any Action.

“Organizational Documents” means, with respect to any Person, the articles of incorporation or association, certificate of incorporation, charter, notice of articles, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, stockholders agreement, joint venture agreement, certificate of limited partnership and all other similar documents and foreign equivalent documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case only to the extent accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business or by operation of Law, in each case that are not yet overdue or are being contested in good faith by appropriate proceedings, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Gatos or First Majestic, as the case may be, or notes thereto or securing liabilities reflected on such balance sheet or Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the relevant Party and its Subsidiaries, taken as a whole, (iv) securing the obligations under the Gatos Credit Agreement or the First Majestic Credit Agreement, as the case may be, (v) non-exclusive licenses of Intellectual Property (1) to customers or (2) to vendors or service providers for use for the benefit of Gatos and the Gatos Subsidiaries or First Majestic and the First Majestic Subsidiaries, as applicable, in each case, in the ordinary course of business, (vi) under any Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, or with respect to the real property interests of the landlords or fee owners (or equivalent) thereunder, (vii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, which are not violated by the current use and operation of such real property in any material respects, (viii) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Gatos Real Property Rights, Gatos Mining Rights, First Majestic Real Property Rights or First Majestic Mining Rights, as applicable, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used, (ix) public roads and highways, and (x) matters which would be disclosed by accurate survey or title report with respect to each parcel of real property of Gatos or any Gatos Subsidiary, or First Majestic or any First Majestic Subsidiary, as the case may be.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, including analogous foreign entities.

“Qualified Person” has the meaning set out in Item 1300 of Regulation S-K and in NI 43-101, as the context requires.

“Real Property Rights” means any real property interests including fee simple (or equivalent) interests in real property, leases, easements, rights of way or licenses from landowners or authorities permitting the access to and use of land, and other surface or access rights.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment.

“Representatives” means, when used with respect to First Majestic, Merger Sub or Gatos, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of First Majestic or Gatos, as applicable, and its respective Subsidiaries.

“Sanctioned Country” means a country, region, or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and the Kherson and Zaporizhzhia oblasts of Ukraine).

“Sanctioned Person” means (i) any Person identified in any list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the government of Canada (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state; (ii) any Person located, organized, resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country, (iii) any person 50% or more owned or controlled by, or acting on behalf of any Person described in (i) or (ii); (iv) any person deemed under Canadian Sanctions to be controlled by, or whose property is deemed under Canadian Sanctions to be owned by, any Person described in clause (i); or (v) any Person otherwise a target of Sanctions.

“Sanctions” means all economic or financial sanctions, including trade embargoes and restrictions imposed, administered or enforced from time to time by OFAC, the United States Department of State, the government of Canada (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEDAR+” means the System for Electronic Document Analysis Retrieval + of the Canadian Securities Administrators.

“Software” means any software, firmware and computer programs and applications, including all (a) data files, computer programs, application programming interfaces, computerized databases, algorithms, data files, plugins, libraries, subroutines, tools and APIs, in each case of the foregoing whether in source code, executable or object code form and (b) software-related documentation, including user manuals, specifications and other documentation related thereto.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.  For the avoidance of doubt, for purposes of this Agreement, Gatos Silver Canada Corp., Minera Luz del Sol S. de R.L. de C.V., Minera Plata Real S. de R.L. de C.V. and Operaciones San Jose de Plata S. de R.L. de C.V. shall be deemed to be Subsidiaries of Gatos.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti‑takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value‑added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add‑on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity or other authority responsible for the administration, determination, assessment, imposition and/or collection of Taxes or enforcement of any Law in relation to Taxes.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations and any amended or successor provisions with respect to such regulations).

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.  “Willfully Breached” has a correlative meaning.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Book Entry Shares”	Section 2.02(b)
“Closing”	Section 1.03
“Closing Date”	Section 1.03
“Code”	Recitals
“COFECE”	Section 6.02(c)
“Continuing Employees”	Section 6.07(a)
“Converted Options”	Section 2.03(a)(i)
“D&O Insurance”	Section 6.04(c)
“DGCL”	Recitals
“Effective Time”	Section 1.04
“Enforceability Exceptions”	Section 3.03(a)
“Exchange Agent”	Section 2.02(a)
“Exchange Fund”	Section 2.02(a)
“Exchange Ratio”	Section 2.01(a)
“First Majestic”	Preamble
“First Majestic Board of Directors”	Recitals
“First Majestic Board Recommendation”	Recitals
“First Majestic Capitalization Date”	Section 4.02(a)
“First Majestic Change of Recommendation”	Section 5.04(c)
“First Majestic Disclosure Letter”	Article IV
“First Majestic Equity Schedule”	Section 4.02(c)
“First Majestic Material Contracts”	Section 4.21(a)
“First Majestic Mining Rights”	Section 4.16(a)(i)
“First Majestic Permits”	Section 4.07(b)
“First Majestic Real Property Rights”	Section 4.16(a)(i)

“First Majestic Registered Intellectual Property”	Section 4.15(a)
“First Majestic SEDAR+ Documents”	Article IV
“First Majestic Share Issuance”	Recitals
“First Majestic Shares”	Section 4.02(a)
“First Majestic Tax Certificate”	Section 6.12(e)
“First Majestic Termination Fee”	Section 8.02(c)(i)
“Form F‑4”	Section 3.12
“Fractional Share Consideration”	Section 2.01(a)
“GAAP”	Section 3.02(c)
“Gatos”	Preamble
“Gatos Board of Directors”	Recitals
“Gatos Board Recommendation”	Recitals
“Gatos Capitalization Date”	Section 3.02(a)
“Gatos Change of Recommendation”	Section 5.03(c)
“Gatos Disclosure Letter”	Article III
“Gatos Equity Schedule”	Section 3.02(c)
“Gatos Material Contracts”	Section 3.21(a)
“Gatos Mining Rights”	Section 3.16(a)(ii)
“Gatos Permits”	Section 3.07(b)
“Gatos Preferred Stock”	Section 3.02(a)
“Gatos Real Property Rights”	Section 3.16(a)(i)
“Gatos Registered Intellectual Property”	Section 3.15(a)(i)
“Gatos SEC Documents”	Article III
“Gatos Special Committee”	Recitals
“Gatos Stock Certificate”	Section 2.02(b)
“Gatos Tax Certificate”	Section 6.12(e)
“Gatos Termination Fee”	Section 8.02(b)(i)
“Indemnified Parties”	Section 6.04(a)
“Intended Tax Treatment”	Recitals

“IT Systems”	Section 3.15(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.01(a)
“Merger Sub”	Preamble
“Outside Date”	Section 8.01(c)
“Party”	Preamble
“Proxy Statement/Prospectus”	Section 3.12
“Sarbanes‑Oxley Act”	Section 3.05
“SAT”	Section 4.13(b)
“Surviving Corporation”	Section 1.02(a)
“Tax Matters”	Section 4.13(b)
“Transaction Litigation”	Section 6.09
“Transactions”	Recitals
“Transfer Taxes”	Section 6.12(b)

Section 1.02        The Merger.

(a)          On the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Gatos, whereupon the separate corporate existence of Merger Sub will cease, with Gatos continuing its corporate existence as the surviving corporation (Gatos, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned Subsidiary of First Majestic.

(b)          In connection with the Merger, First Majestic shall take such actions as may be necessary to reserve, prior to the Merger, a sufficient number of First Majestic Shares to permit the issuance and delivery, on behalf of Merger Sub, of First Majestic Shares to the holders of Gatos Common Stock as of the Effective Time in accordance with the terms of this Agreement.

Section 1.03 Closing.  The closing of the Merger (the “Closing”) will take place by exchange of signature pages by email on the date which is the later of (a) January 15, 2025; and (b) three Business Days after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other date as may be agreed to in writing by Gatos and First Majestic.  The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.04 Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware and make any other filings, recordings or publications required to be made by Gatos or Merger Sub under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by Gatos and First Majestic and specified in the Certificate of Merger in accordance with the DGCL (the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.05        Governing Documents of the Surviving Corporation.  At the Effective Time, (a) the Gatos Certificate shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.04) and (b) the Gatos Bylaws shall be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub’s name shall be replaced by references to “Gatos Silver, Inc.”), and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.04).

Section 1.06       Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.07       Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, purposes, property and assets of each of Merger Sub and Gatos shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of each of Merger Sub and Gatos shall be assumed by the Surviving Corporation.

Section 1.08      First Majestic Board. Prior to the Effective Time, subject to First Majestic’s corporate governance standards, including First Majestic’s satisfactory completion of its customary screening and evaluation procedures for directors, First Majestic shall consider for appointment to the First Majestic Board of Directors, in accordance with the First Majestic Governing Documents, one individual mutually agreeable to Gatos and First Majestic, effective immediately following the Effective Time, to serve until the next annual meeting of First Majestic shareholders.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.01        Treatment of Capital Stock.

(a)          Treatment of Gatos Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Gatos or of Merger Sub, subject to Section 2.01(d) and Section 2.05, each share of Gatos Common Stock issued and outstanding immediately prior to the Effective Time (but excluding Gatos Common Stock to be cancelled in accordance with Section 2.01(b)) shall be automatically converted into the right to receive 2.55 validly issued, fully paid and non-assessable First Majestic Shares (such ratio, the “Exchange Ratio”).  From and after the Effective Time, all such Gatos Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Gatos Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such Gatos Common Stock in accordance with Section 2.02, the First Majestic Shares into which such Gatos Common Stock are converted as well as the right to receive, pursuant to Section 2.05, cash in lieu of fractional First Majestic Shares, if any, which would otherwise be issuable in respect of such Gatos Common Stock pursuant to this Section 2.01(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.02(f). The consideration payable in accordance with this Section 2.01(a) is referred to as the “Merger Consideration”.

(b)      Cancellation of Gatos Common Stock owned by Gatos.  At the Effective Time, all Gatos Common Stock owned by Gatos (including treasury stock), First Majestic, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)       Treatment of Merger Sub Common Shares.  At the Effective Time, each issued and outstanding share of common stock, $0.001 par value, of Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)      Adjustment to Merger Consideration.  The Exchange Ratio shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Gatos Common Stock or First Majestic Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Gatos Common Stock or First Majestic Shares outstanding at any time between the date hereof and immediately prior to the Effective Time to give First Majestic and the Gatos stockholders the same economic effect as contemplated by this Agreement prior to any of the foregoing events; provided, however, that nothing in this Section 2.01(d) shall be construed to permit First Majestic, Gatos or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.02        Payment for Securities; Surrender of Certificates.

(a)       Exchange Fund.  Prior to the Effective Time, First Majestic or Merger Sub shall designate a bank or trust company reasonably acceptable to Gatos to act as the exchange agent in connection with the Merger (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Agreement, and First Majestic and Merger Sub shall enter into an agreement with the Exchange Agent prior to the Effective Time, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.  The Exchange Agent shall also act as the agent for Gatos’ stockholders for the purpose of receiving and holding their Gatos Stock Certificates and Book Entry Shares and shall obtain no rights or interests in the shares represented thereby.  At or prior to the Effective Time, First Majestic shall, on behalf of Merger Sub, deposit, or cause to be deposited, with the Exchange Agent in trust for the benefit of the holders of shares of Gatos Common Stock (i) evidence of First Majestic Shares issuable pursuant to Section 2.01(a) (after giving effect to Section 2.05) in book entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) in trust for the sole benefit of the holders of Gatos Common Stock; and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and, from time to time when payable, any dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f) (such evidence of book entry shares of First Majestic Shares and cash amounts, the “Exchange Fund”), in each case, in trust for the sole benefit of the holders of Gatos Common Stock.  In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f), First Majestic shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Exchange Agent in the amount required to make such payment.  First Majestic shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on First Majestic Shares in accordance with Section 2.02(f) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by First Majestic; provided, however, that any investment of such cash shall be made in a manner to be mutually agreed between First Majestic and Gatos and that no such investment or loss thereon shall affect the amounts payable to holders of Gatos Common Stock pursuant to this Article II.  Any interest and other income in excess of the amounts payable pursuant to this Agreement resulting from such investments, if any, shall, upon request by First Majestic, be paid to First Majestic on the earlier of (A) twelve (12) months after the Effective Time or (B) the full payment of the Exchange Fund in full satisfaction of all amounts payable pursuant to this Agreement.

(b)     Procedures for Surrender. As soon as reasonably practicable after the Effective Time (and in any case within five (5) Business Days after the Effective Time), First Majestic shall cause the Exchange Agent to mail to each holder of record of a valid certificate previously representing any shares of Gatos Common Stock outstanding immediately prior to the Effective Time (a “Gatos Stock Certificate”) or shares of Gatos Common Stock outstanding immediately prior to the Effective Time represented by book entry (“Book Entry Shares”) whose shares of Gatos Common Stock were converted into the right to receive the applicable Merger Consideration:  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Gatos Stock Certificates shall pass, only upon proper delivery of the Gatos Stock Certificates to the Exchange Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)); and (ii) instructions for use in effecting the surrender of the Gatos Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration.  Each holder of record of a Gatos Stock Certificate or Book Entry Share shall, upon surrender to the Exchange Agent of such Gatos Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent pursuant to such instructions, be entitled to receive in exchange therefor the Merger Consideration which the number of shares of Gatos Common Stock previously represented by such Gatos Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01, and the Gatos Stock Certificate or Book Entry Share so surrendered shall be canceled.  In the event of a transfer of ownership of Gatos Common Stock which is not registered in the transfer records of Gatos, payment of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Gatos Stock Certificate so surrendered is registered if such Gatos Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such Gatos Stock Certificate or establish to the reasonable satisfaction of First Majestic that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Gatos Stock Certificate and each Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.  No interest shall be paid or will accrue on any cash payable to holders of Gatos Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II or otherwise.

(c)      Transfer Books; No Further Ownership Rights in Gatos Common Stock.  At the Effective Time, the stock transfer books of Gatos shall be closed and thereafter there shall be no further registration of transfers of Gatos Common Stock outstanding immediately prior to the Effective Time on the records of Gatos.  From and after the Effective Time, the holders of Gatos Stock Certificates and any Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Gatos Common Stock except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Gatos Stock Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)      Return of Merger Consideration; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to First Majestic any Merger Consideration (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Gatos Stock Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and First Majestic (subject to abandoned property, escheat or other similar Laws) with respect to the applicable Merger Consideration, payable upon due surrender of their Gatos Stock Certificates or Book Entry Shares and compliance with the procedures in Section 2.02(b), without any interest thereon.  Notwithstanding the foregoing, (i) none of the Surviving Corporation, First Majestic or the Exchange Agent shall be liable to any holder of a Gatos Stock Certificate or Book Entry Share for any Merger Consideration payable pursuant to this Agreement delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration that remains undistributed to the holders of Gatos Stock Certificates and Book Entry Shares as of immediately prior to the date on which the Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of First Majestic, free and clear of all claims or interests of any Person previously entitled thereto.

(e)       Lost, Stolen or Destroyed Certificates.  In the event that any Gatos Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Gatos Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by First Majestic or the Exchange Agent, the posting by such holder of an indemnity or a bond in such amount as First Majestic or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Gatos Stock Certificates, and the applicable Merger Consideration payable in respect thereof pursuant to Section 2.01.

(f)       Dividends or Distributions with Respect to First Majestic Shares.  All First Majestic Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by First Majestic in respect of First Majestic Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all First Majestic Shares issued as Merger Consideration pursuant to this Agreement. No dividends or other distributions with respect to First Majestic Shares with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Gatos Stock Certificate or untransferred Book Entry Share until such Gatos Stock Certificate (or an affidavit of loss in lieu thereof) or Book Entry Share is transferred for exchange in accordance with this Article II.   Subject to applicable Laws, following surrender of any such Gatos Stock Certificate (or affidavit of loss in lieu thereof) or transfer of such Book Entry Share that has been converted into the right to receive the Merger Consideration, there shall be paid to the former holder of the Gatos Stock Certificates representing whole First Majestic Shares (or as applicable, Book Entry Shares), without interest, (i) at the time of such surrender or transfer, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole First Majestic Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole First Majestic Shares with a record date at or after the Effective Time, but with a payment date subsequent to such surrender, as applicable.

Section 2.03        Treatment of Gatos Equity Awards.

(a)       Treatment of Outstanding Equity Awards.  As soon as practicable following the date of this Agreement, but in all events prior to the Effective Time, Gatos and First Majestic, as applicable, shall take all such actions (including, as necessary, adopting any resolutions by the applicable Board of Directors or committee thereof) necessary to effectuate the following:

(i)          Gatos Options.  Each Gatos Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be exchanged for an option to acquire a number of First Majestic Shares equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Gatos Common Stock subject to such Gatos Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per First Majestic Share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of the applicable Gatos Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio (the “Converted Options”) and the Gatos Options shall thereupon be cancelled; provided, that the exchange of the Gatos Options for the Converted Options shall be completed in a manner that would not cause the Converted Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code; provided, further, that in the case of any Gatos Option to which Section 422 of the Code applies, the exercise price and number of First Majestic Shares purchasable pursuant to such Converted Options shall be determined in accordance with the foregoing, subject to any adjustments necessary to satisfy the requirements of Section 424 of the Code. The term to expiry, conditions to and manner of exercise and other terms and conditions of each Converted Option shall be the same as the terms and conditions of the Gatos Option for which it is exchanged. The Parties intend and agree that, for each holder of a Gatos Option, the aggregate In-the-Money-Amount of the Converted Options held by such holder, immediately after the exchange, shall not exceed the aggregate In-the-Money-Amount of the Gatos Options held by such holder, immediately prior to the exchange. Further, to the extent applicable, the Parties agree that the exchange of the Gatos Options for Converted Options is intended to be a tax deferred exchange of options complying with subsection 7(1.4) of the Income Tax Act (Canada) and any provincial equivalent and to the extent any adjustments are required to accomplish this intention, such adjustments shall be deemed to have been made.

(ii)         Gatos DSUs, PSUs, and RSUs.  Each outstanding Gatos DSU, Gatos PSU, and Gatos RSU that is unvested as of immediately prior to the Effective Time, shall become vested (if at all) as of the Effective Time in accordance with the terms of the Gatos LTIP and any applicable award agreement thereunder governing the terms of such Gatos DSU, Gatos PSU, or Gatos RSU.  Each outstanding Gatos DSU, Gatos PSU, and Gatos RSU that (i) is vested as of immediately prior to the Effective Time, or (ii) becomes vested in connection with the Effective Time in accordance with the terms of the Gatos LTIP and any applicable award agreement thereunder pursuant to the foregoing sentence, shall, within 30 days following the earlier of (x) the applicable vesting date and (y) Effective Time, settle in a number of First Majestic Shares (rounded down to the nearest whole number) equal to (A) the number of shares of Gatos Common Stock subject to the applicable Gatos DSU, Gatos PSU, or Gatos RSU, respectively, multiplied by, (B) the Exchange Ratio.

(b)       Treatment of Gatos LTIP.

(i)          At the Effective Time, First Majestic shall assume all rights and obligations in respect of the Gatos LTIP and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Gatos LTIP if First Majestic elects to assume the share reserves of the Gatos LTIP as of the Effective Time, except that:  (i) stock covered by such awards shall be First Majestic Shares, (ii) all references in Gatos LTIP to a number of shares of Gatos Common Stock shall be amended or deemed amended to refer instead to a number of First Majestic Shares determined by multiplying the number of referenced shares of Gatos Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of First Majestic Shares, and (iii) the First Majestic Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Gatos Board of Directors or any committee thereof with respect to the administration of the Gatos LTIP.  To the extent First Majestic elects to issue awards under the Gatos LTIP in accordance with this Section 2.03(b)(ii), First Majestic shall file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the First Majestic Shares underlying such awards, and First Majestic shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status(es) of the prospectus(es) contained therein) for so long as such awards remain outstanding.

(ii)          First Majestic shall take all corporate action necessary to reserve for the future issuance of a number of First Majestic Shares sufficient for delivery upon exercise of the Converted Options.  As soon as practicable after the Effective Time, First Majestic shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the First Majestic Shares subjected to the Converted Options, and First Majestic shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status(es) of the prospectus(es) contained therein) for so long as the Converted Options remain outstanding.

(c)       Notwithstanding anything to the contrary in Article II, any payment to which a current or former employee of Gatos or any Gatos Subsidiary becomes entitled pursuant to this Section 2.03 shall be made through the Surviving Corporation’s payroll.  The Surviving Corporation shall cause the Exchange Agent to make the payments under this Section 2.03 payable to holders who are not current or former employees of Gatos or any Gatos Subsidiary in accordance with Section 2.02.

Section 2.04        Withholding.  Notwithstanding any other provision of this Agreement to the contrary, each of First Majestic and the Surviving Corporation shall be entitled to (i) deduct and withhold, or cause the Exchange Agent (each of First Majestic, the Surviving Corporation or the Exchange Agent, a “Withholding Agent”) to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of U.S. state or local or non-U.S. Tax Law and (ii) in order to effectuate such withholding, to request, or cause the Exchange Agent to request, any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable from Gatos or its stockholders, or any other Person to whom a payment is required to be made pursuant to this Agreement.  In the event that any such deduction or withholding is required with respect to any Person, (a) the applicable Withholding Agent shall provide notice to such Person as soon as reasonably practicable and (b) the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, (c) the applicable Withholding Agent shall be entitled to deduct the required amount of deduction or withholding from any other cash consideration payable to such Person and use such cash amount to satisfy the required deduction or withholding, and (d) the Person and the applicable Withholding Agent are entitled to make any other such arrangements to fund the deduction or withholding obligation as are mutually satisfactory.  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05      Fractional Shares.  No fractional First Majestic Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional First Majestic Shares shall be issued upon the surrender for exchange of Gatos Stock Certificates or Book Entry Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Majestic. Notwithstanding any other provision of this Agreement, each holder of Gatos Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a First Majestic Share (after aggregating all Gatos Common Stock represented by Book Entry Shares held, and Gatos Stock Certificates delivered, by such holder) shall receive, in lieu thereof and, in the case of Gatos Stock Certificates, upon surrender thereof, cash, without interest, in an amount equal to the product of such fractional part of a First Majestic Share (rounded to the nearest one thousandth when expressed in decimal form) and the First Majestic VWAP.  No holder of Gatos Common Stock shall, by virtue of such holder’s entitlement to receive cash in lieu of fractional First Majestic Shares pursuant to this Section 2.05, be entitled to any dividends, voting rights or other rights in respect of a fractional share interest in any First Majestic Shares to which such holder of Gatos Common Stock would otherwise be entitled pursuant to this Agreement but for the provisions of this Section 2.05.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Gatos Stock Certificates or Book Entry Shares respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.05.

Section 2.06       Further Assurances.  At and after the Effective Time, the officers and directors of First Majestic shall be authorized to execute and deliver, in the name and on behalf of First Majestic and Gatos, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm or otherwise in First Majestic, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by First Majestic as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GATOS

Except as disclosed in the forms, documents and reports filed by Gatos with the SEC since December 31, 2022 (including all exhibits, supplements and schedules thereto and information incorporated by reference, the “Gatos SEC Documents”), and publicly available prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section, any similarly titled section and any other disclosures included therein in each case to the extent they are predictive or forward‑looking in nature) or in the corresponding section of the disclosure letter delivered by Gatos to First Majestic immediately prior to the execution of this Agreement (the “Gatos Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Gatos Disclosure Letter shall be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), Gatos represents and warrants to First Majestic as set forth below.

Section 3.01        Qualification, Organization, Subsidiaries, etc.

(a)       Each of Gatos and the Gatos Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  Each of Gatos and the Gatos Subsidiaries are qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except in jurisdictions where the failure to be so organized and validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  The Gatos Governing Documents are in full force and effect and Gatos is not in violation of any provision of the Gatos Governing Documents, except as would not reasonably be expected to be material to Gatos and the Gatos Subsidiaries, taken as a whole. Gatos has provided First Majestic with true, correct and complete copies of the Gatos Governing Documents.

(b)      The Organizational Documents of the Gatos Subsidiaries are in full force and effect and the relevant Gatos Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. Gatos has provided First Majestic with true, correct and complete copies of the Organizational Documents of each Gatos Subsidiary.

Section 3.02         Capitalization.

(a)      The authorized capital stock of Gatos consists of 700,000,000 shares of Gatos Common Stock and 50,000,000 shares of preferred stock, each with a par value of $0.001 per share (“Gatos Preferred Stock”).  As of September 3, 2024 (the “Gatos Capitalization Date”), (i)(A) 69,344,753 shares of Gatos Common Stock were issued and outstanding, (B) no shares of Gatos Common Stock were held in treasury and (C) no shares of Gatos Common Stock were held by Subsidiaries of Gatos, (ii) 14,055,285 shares of Gatos Common Stock were reserved and available for issuance pursuant to the Gatos LTIP and (iii) no shares of Gatos Preferred Stock were issued or outstanding or held in treasury.  All of the outstanding shares of Gatos Common Stock are, and all shares of Gatos Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued in accordance with applicable Law, fully paid and non-assessable and free of pre‑emptive rights.

(b)      Gatos does not have any shares of capital stock issued or outstanding other than shares of Gatos Common Stock that were outstanding on the Gatos Capitalization Date or that have become outstanding after the Gatos Capitalization Date, but were reserved for issuance as set forth in Section 3.02(a) as of the Gatos Capitalization Date and (ii) except as set forth on the Gatos Equity Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital stock or other equity interests to which Gatos or any of the Gatos Subsidiaries is a party, or otherwise obligating Gatos or any of the Gatos Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Gatos or any Gatos Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Gatos or a wholly owned Subsidiary of Gatos); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the shares of capital stock or other equity interest of Gatos or a Gatos Subsidiary; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Gatos Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Gatos Common Stock or Gatos Preferred Stock; or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by Gatos or any Gatos Subsidiary.  Since the Gatos Capitalization Date until the date of this Agreement, Gatos has not granted any equity or equity‑based award to any of the directors, employees or independent contractors of Gatos or any Gatos Subsidiaries.  As of the date hereof, there are no declared but unpaid dividends of Gatos.

(c)       Section 3.02(c) of the Gatos Disclosure Letter (the “Gatos Equity Schedule”) sets forth, as of the Gatos Capitalization Date, each outstanding Gatos Equity Award, including, as applicable, (i) the name of the holder of such Gatos Equity Award, (ii) the number of shares of Gatos Common Stock subject to such outstanding Gatos Equity Award (assuming both maximum and target level performance for the Gatos PSUs), (iii) the exercise price, (iv) the date on which such Gatos Equity Award was granted or issued, and (v) the applicable vesting schedule, and the extent to which such Gatos Equity Award (A) is vested and exercisable as of the Gatos Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).  With respect to each grant of Gatos Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the Gatos LTIP and any award agreement thereunder, the Exchange Act and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with United States Generally Accepted Accounting Principles (“GAAP”) in the Gatos SEC Documents (including financial statements) and all other applicable Laws, (3) each Gatos Equity Award qualifies for the Tax treatment afforded to such award in Gatos’ Tax Returns and all Gatos SEC Documents, respectively, and (4) no Gatos Equity Award is reasonably expected to trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction. From the Gatos Capitalization Date through the date of this Agreement, Gatos has not granted, entered into an agreement to grant, or otherwise committed to grant any Gatos Equity Awards or other equity or equity-based awards that may be settled in shares of Gatos Common Stock.

(d)      Neither Gatos nor any Gatos Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Gatos or any Gatos Subsidiary on any matter.

(e)       There are no voting trusts or other agreements or understandings to which Gatos or any Gatos Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of Gatos or any Gatos Subsidiary.

(f)       All the issued and outstanding shares of capital stock of, or other equity interests in, each Gatos Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Gatos free and clear of all Liens, including preemptive rights, other than Permitted Liens. Gatos has provided First Majestic with a true, correct and complete list of all Gatos Subsidiaries as of the date of this Agreement. The name, jurisdiction and capitalization of each Gatos Subsidiary and the Person that owns the equity interests in such Subsidiary is duly reflected in the Gatos Disclosure Letter.  Except for equity interests in the Gatos Subsidiaries, neither Gatos nor any Gatos Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person).  Neither Gatos nor any Gatos Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.03        Corporate Authority Relative to this Agreement; No Violation.

(a)      Gatos has all requisite corporate power and authority to enter into this Agreement and, assuming the Gatos Stockholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger.  The execution, delivery and performance by Gatos of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Gatos Board of Directors and, except for the filing of the Certificate of Merger in accordance with the DGCL, no other corporate proceedings on the part of Gatos or any Gatos Subsidiary are necessary to authorize the consummation of the Transactions, other than, with respect to the Merger, obtaining the Gatos Stockholder Approval.  Prior to the execution of this Agreement, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are in the best interests of Gatos and its stockholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that this Agreement be submitted for consideration at the Gatos Special Meeting, (E) making the Gatos Board Recommendation and (F) approving the inclusion of the Gatos Board Recommendation in the Proxy Statement/Prospectus, in each case subject to Section 5.03.  This Agreement has been duly and validly executed and delivered by Gatos and, assuming this Agreement constitutes the valid and binding agreement of First Majestic and Merger Sub, constitutes the valid and binding agreement of Gatos, enforceable against Gatos in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the “Enforceability Exceptions”).

(b)       Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) Canadian Securities Laws, (v) Mexico’s Antitrust Law (vii) any applicable requirements of the Exchanges (viii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ix) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger and (x) the consents set forth in Section 3.03(b) of the Gatos Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Gatos of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect and (B) as may arise as a result of facts or circumstances relating to First Majestic or its affiliates or Laws or Contracts binding First Majestic or its affiliates.

(c)          The execution and delivery by Gatos of this Agreement do not, and, except as described in Section 3.03(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Gatos Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of Gatos or any Gatos Subsidiaries, other than Permitted Liens, (ii) subject to obtaining the Gatos Stockholder Approval, conflict with or result in any violation of any provision of the Gatos Governing Documents or any of the Organizational Documents of any Gatos Subsidiary or (iii) conflict with or violate any Laws applicable to Gatos or any of the Gatos Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.04        Reports and Financial Statements.

(a)          From December 31, 2022, through the date of this Agreement, Gatos has filed or furnished all Gatos SEC Documents required to be filed or furnished prior to the date hereof by it.  As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the Gatos SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes‑Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Gatos SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The consolidated financial statements (including all related notes and schedules) of Gatos and the Gatos Subsidiaries included in the Gatos SEC Documents when filed fairly present in all material respects the consolidated financial position of Gatos and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year‑end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.05      Internal Controls and Procedures.  Gatos has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a‑15 under the Exchange Act) as required by Rule 13a‑15 under the Exchange Act and under applicable Canadian Securities Laws.  Gatos’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Gatos in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and under applicable  Canadian Securities Laws, and that all such material information is accumulated and communicated to Gatos’ management as appropriate to allow timely decisions regarding required disclosure and to enable Gatos’ management to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes‑Oxley Act of 2002 (the “Sarbanes‑Oxley Act”) and under applicable Canadian Securities Laws.  Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Gatos’ management has disclosed to Gatos’ auditors and the audit committee of the Gatos Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Gatos’ ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Gatos’ internal control over financial reporting.

Section 3.06       No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Gatos’ most recent consolidated balance sheet (or the notes thereto) included in the Gatos SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since the date of such consolidated balance sheet, (c) as permitted or contemplated in connection with the preparation and/or negotiation of this Agreement or the Merger, (d) liabilities for performance of obligations of Gatos and/or the Gatos Subsidiaries pursuant to the terms of Contracts binding on Gatos or any of the Gatos Subsidiaries or pursuant to which their respective properties and assets are bound and (e) liabilities which have been discharged or paid in full in the ordinary course of business, neither Gatos nor any Gatos Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in a consolidated balance sheet of Gatos and its consolidated Subsidiaries (or in the notes thereto).

Section 3.07        Compliance with Laws; Permits.

(a)       Gatos and each Gatos Subsidiary is, and since December 31, 2022, has been, in compliance with Laws applicable to Gatos, the Gatos Subsidiaries or any of their respective properties or assets, except where such non‑compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

(b)      Gatos and the Gatos Subsidiaries are, and since December 31, 2022, have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Gatos and the Gatos Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Gatos Permits”), except where the failure to have any of the Gatos Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  All Gatos Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  Gatos and each Gatos Subsidiary is in compliance with all Gatos Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect. The Gatos Disclosure Letter contains a true and complete list of all material Gatos Permits necessary to conduct the business of Gatos and each Gatos Subsidiary as presently conducted.

Section 3.08      Environmental Laws and Regulations.  Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, since December 31, 2022:

(a)       Gatos and each Gatos Subsidiary have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted.  All Environmental Permits necessary to conduct the respective businesses of Gatos and each Gatos Subsidiary as presently conducted are in full force and effect, and Gatos has received no written notice, and has no knowledge that any such Environmental Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has begun, or to the knowledge of Gatos, threatened in writing to begin, any action to terminate, cancel or amend any Environmental Permits necessary to conduct the respective businesses of Gatos and each Gatos Subsidiary as presently conducted.

(b)       Neither Gatos nor any Gatos Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that Gatos or any such Gatos Subsidiary is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against Gatos or any Gatos Subsidiary, in each case, with respect to matters arising out of any Environmental Law.  There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of Gatos, threatened against Gatos or any Gatos Subsidiary with respect to any matters arising out of any applicable Environmental Law.

(c)      Neither Gatos nor any Gatos Subsidiary has entered into or agreed to any order, consent, decree, writ, injunction or judgment or is subject to any order, consent, decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)      Neither Gatos nor any Gatos Subsidiary has assumed, by Contract, or to the knowledge of Gatos, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither Gatos nor any Gatos Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e)       Neither Gatos nor any Gatos Subsidiary has caused, and to the knowledge of Gatos, no third party has caused, any Release of a Hazardous Material that could reasonably be expected to require investigation or remedial action by Gatos or any Gatos Subsidiary under any Environmental Law.

(f)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.08 are the sole representations and warranties of Gatos with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 3.09        Employee Benefit Plans.

(a)       Section 3.09(a) of the Gatos Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each material Gatos Benefit Plan. With respect to each such material Gatos Benefit Plan, Gatos has made available to First Majestic, to the extent applicable, correct and complete copies of (i) all material documents embodying such Gatos Benefit Plan (or, if such Gatos Benefit Plan is unwritten, a written summary of its material terms), and (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto.

(b)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) each Gatos Benefit Plan is, and has at all times been, maintained, operated, and administered in accordance with its terms and applicable Law, (ii) there are no pending, or, to the knowledge of Gatos threatened, claims by, on behalf of, or against, any Gatos Benefit Plan (other than claims for benefits in the ordinary course), (iii) there are no audits or other proceedings by any Governmental Entity pending, or, to the knowledge of Gatos, threatened, with respect to any Gatos Benefit Plan, (iv) all benefits, contributions and premiums relating to each Gatos Benefit Plan have been timely paid or accrued for, as applicable, in accordance with the terms of such Gatos Benefit Plan and all applicable Laws and accounting principles, and (v) no Gatos Benefit Plan provides for post-termination or retiree medical or other health or welfare benefits (except as required by applicable Law).

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, each Gatos Benefit Plan that is registered or required to be registered with or approved by any Governmental Entity has, in all material respects, been so registered or approved and been maintained in good standing (to the extent such concept is recognized under applicable Laws) with all applicable Governmental Entities, and no event has occurred since the date of the most recent registration, approval or application therefor relating to any such Gatos Benefit Plan that could reasonably be expected to result in the revocation of any such registration, approval, or good standing status.

(d)         None of Gatos or any of the Gatos Subsidiaries maintains, contributes to, sponsors, or otherwise have or had any liability with respect to any (i) pension plan that is subject to provincial or federal pension standards legislation, (ii) “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (iii) “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e)          Neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events, including the passage of time):  (i) result in any material compensation or benefit becoming due to any current or former employee, independent contractor, or other individual service provider of Gatos or any of their Subsidiaries, (ii) materially increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit under any Gatos Benefit Plan or otherwise, or (iv) limit or materially restrict, or create or cause the imposition of any material limitation or restriction on, the ability of the Gatos or any Subsidiaries thereof to amend or modify any Gatos Benefit Plan in accordance with its terms.

Section 3.10        Absence of Certain Changes or Events.

(a)       Since December 31, 2023, through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

(b)       Since December 31, 2023, through the date of this Agreement, except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Transactions contemplated hereby, the business of Gatos and the Gatos Subsidiaries, taken as a whole, has been conducted, in all material respects, in the ordinary course of business.

Section 3.11        Investigation; Litigation.  (a) To the knowledge of Gatos, there is no investigation or review pending or threatened by any Governmental Entity with respect to Gatos or any Gatos Subsidiary and (b) there are no Actions pending (or, to the knowledge of Gatos, threatened) against Gatos or any Gatos Subsidiary or any of their respective properties or assets which, in the case of clause (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  Neither Gatos nor any Gatos Subsidiary is subject to any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  As of the date hereof, there are no Actions pending (or, to the knowledge of Gatos, threatened) that challenge or seek to prevent, enjoin, or materially delay, this Agreement or the Transactions.

Section 3.12       Information Supplied. The information relating to Gatos and the Gatos Subsidiaries that is provided by Gatos or the Gatos Subsidiaries specifically for inclusion in (or incorporation by reference in), the proxy statement relating to the Gatos Special Meeting, which will be used as a prospectus of First Majestic with respect to the First Majestic Shares issuable in the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), the registration statement on Form F‑4 pursuant to which the offer and sale of First Majestic Shares in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of First Majestic (together with any amendments or supplements thereto, the “Form F‑4”) and the First Majestic Circular will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first sent to the stockholders of Gatos, or at the time the Form F‑4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post‑effective amendment thereto is filed or is declared effective, or at the time of the Gatos Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), and, in the case of the First Majestic Circular, on the date the First Majestic Circular is first sent to the shareholders of First Majestic or at the time of the First Majestic Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.  The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and applicable Canadian Securities Laws.  Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by Gatos with respect to information or statements made in the Proxy Statement/Prospectus or the Form F‑4, which were not supplied by or on behalf of Gatos.

Section 3.13        Tax Matters.

(a)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect:

(i)          all Tax Returns that are required to be filed by or with respect to Gatos or any of the Gatos Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)          Gatos and the Gatos Subsidiaries have timely paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any Person, in each case whether or not shown on any Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the financial statements of Gatos and the Gatos Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii)        there is no deficiency or assessment for Taxes of Gatos or any of the Gatos Subsidiaries that is outstanding or proposed in writing by a Taxing Authority.  No audit, examination, investigation or other proceeding with respect to any Taxes of Gatos or any of the Gatos Subsidiaries is pending or threatened in writing by any Taxing Authority;

(iv)         neither Gatos nor any of the Gatos Subsidiaries has waived any statute of limitations with respect to any Taxes of Gatos or any of the Gatos Subsidiaries, or agreed to any extension of time with respect to an assessment or deficiency of any Taxes of Gatos or any of the Gatos Subsidiaries, in each case that remains outstanding;

(v)          no private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Entity with respect to any Taxes of Gatos or the Gatos Subsidiaries that will have a material effect on Gatos or the Gatos Subsidiaries following the Effective Time;

(vi)         neither Gatos nor any of the Gatos Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code (or any similar provision of U.S. state or local or non‑U.S. Law) in the two (2) years prior to the date of this Agreement;

(vii)       no claim has been made in writing by a Taxing Authority in a jurisdiction where Gatos or any of the Gatos Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction that has not been resolved;

(viii)       neither Gatos nor any of the Gatos Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from, taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law), or open transaction disposition made by Gatos or any of the Gatos Subsidiaries on or prior to the Closing, (B) any prepaid amount received by Gatos or any of the Gatos Subsidiaries outside of the ordinary course of business on or prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) entered into on or prior to the Closing, or (D) a change in the method of accounting by Gatos or any of the Gatos Subsidiaries made prior to the Closing;

(ix)         none of Gatos or any of the Gatos Subsidiaries (A) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which Gatos or any of the Gatos Subsidiaries are the only counterparties), (B) is liable for Taxes of any other Person (other than Gatos or any of the Gatos Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) or as a transferee or successor, or (C) has ever been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, other than a group the common parent of which was or is Gatos or any of the Gatos Subsidiaries;

(x)    there are no Liens for Taxes upon any property or assets of Gatos or any of the Gatos Subsidiaries, except for the Permitted Liens; and

(xi)    neither Gatos nor any of the Gatos Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(b)       Neither Gatos nor any of the Gatos Subsidiaries has knowingly taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(c)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13 and Section 3.09 are the sole representations and warranties with respect to Tax matters of Gatos and the Gatos Subsidiaries.

Section 3.14        Labor Matters.

(a)       No employee, individual independent contractor, or other individual non-employee service provider, of Gatos or any of the Gatos Subsidiaries is located in the United States.

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) Gatos and each of the Gatos Subsidiaries are, and, in the last three (3) years, have been, in compliance with all applicable Laws respecting labor, employment, and the engagement of labor, including applicable Laws related to fair employment practices (including equal employment opportunity and discrimination laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, wages and hours/working time, redundancy, payment of wages, withholding of Taxes, and transfer of undertakings, and (ii) there is no, and within the past three (3) years, have been no, pending or, to the knowledge of Gatos, threatened, charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of Gatos or any of the Gatos Subsidiaries.

(c)       Neither Gatos nor any of the Gatos Subsidiaries is a party to, bound by, negotiating or required to negotiate any Collective Bargaining Agreement, and no employees of Gatos or any of the Gatos Subsidiaries are represented by any labor union or other labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) there are no activities or proceedings of any labor union or other labor organization to organize any employees of Gatos or any of the Gatos Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization, (ii) there are no pending or, to the knowledge of Gatos, threatened, and, in the last three (3) years, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the business of Gatos or any of the Gatos Subsidiaries, and (iii) neither Gatos or any of the Gatos Subsidiaries are engaged in and, in the last three (3) years, have not engaged in, any unfair labor practice.

(d)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, there are no claims, actions, or other proceedings against Gatos or any of the Gatos Subsidiaries pending or, to the knowledge of Gatos, so threatened that could be brought or filed with any Governmental Entity, or based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement by Gatos or any of the Gatos Subsidiaries, of any individual or group of individuals, or the failure by Gatos or any of the Gatos Subsidiaries to employ or engage any individual or group of individuals.

(e)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, during the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made, or threatened to be made, or investigated by or on behalf of Gatos or any of the Gatos Subsidiaries, against or involving any current or former officer, director or other senior executive or key employee of Gatos or any of the Gatos Subsidiaries by any current or former officer, employee or independent contractor of Gatos or any of the Gatos Subsidiaries in such individual’s capacity as a service provider to Gatos or any of the Gatos Subsidiaries, and (ii) neither Gatos or any of the Gatos Subsidiaries have entered into any settlement agreement resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other senior executive or key employee in such individual’s capacity as a service provider to Gatos or any of the Gatos Subsidiaries.

Section 3.15        Intellectual Property.

(a)       Section 3.15(a) of the Gatos Disclosure Letter sets forth a true and complete list of the following Gatos Intellectual Property: (i) all patents, copyrights, trademarks or domain names that have been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any pending applications for any of the foregoing (“Gatos Registered Intellectual Property”); and (ii) material unregistered trademarks or material unregistered proprietary Software, in each case, that constitute Gatos Intellectual Property.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, with respect to each item of the Gatos Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting Gatos’ or the applicable Gatos Subsidiary’s ownership of, such Gatos Registered Intellectual Property.

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) Gatos or a Gatos Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and information technology systems (including hardware, computers, software, networks, systems, servers and network, telecommunications and peripheral devices, equipment, assets, systems and services (collectively, “IT Systems”)) used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of Gatos, each item of registered or issued Gatos Registered Intellectual Property is subsisting, valid and enforceable;  (iii) Gatos or a Gatos Subsidiary exclusively owns the Gatos Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iv) there are no pending or, to the knowledge of Gatos, threatened claims (including invitations or offers to license), actions or proceedings against Gatos or the Gatos Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by Gatos or the Gatos Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any Gatos Intellectual Property; and (v) to the knowledge of Gatos, (x) the conduct of the businesses of Gatos and the Gatos Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any Gatos Intellectual Property.

(c)      Gatos and the Gatos Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of Gatos’ and the Gatos Subsidiaries’ material Trade Secrets and any Trade Secrets provided to Gatos or the Gatos Subsidiaries under conditions of confidentiality.

Section 3.16          Real Property; Tangible Property.

(a)         (i) Section 3.16(a)(i) of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a list of the Real Property Rights held by Gatos and the Gatos Subsidiaries (the “Gatos Real Property Rights”) reasonably required to permit the operation of Gatos’ business as owned and conducted as of the date of this Agreement that is true and correct in all material respects; and (ii) Section 3.16(a)(ii) of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a list of the Mining Rights held by Gatos and the Gatos Subsidiaries (the “Gatos Mining Rights”) reasonably required for the operation of Gatos’ business as owned and conducted as of the date of this Agreement that is true and correct in all material respects.

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, (i) none of Gatos or any of the Gatos Subsidiaries has received notice of any default under any agreement or instrument under which any of the Gatos Real Property Rights or the Gatos Mining Rights are constituted and (ii) (A) Gatos and the Gatos Subsidiaries are in good standing under all, and are not in default under any Gatos Mining Right, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, agreements or instruments under which the Gatos Real Property Rights or Gatos Mining Rights are constituted and, to the knowledge of Gatos, all such agreements and instruments are in good standing and in full force and effect and none of the counterparties to such agreements and instruments is in default thereunder.

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, Gatos and the Gatos Subsidiaries own or have the right to use all of the Gatos Real Property Rights and Gatos Mining Rights, free and clear of all Liens, other than Permitted Liens.

(d)       Except as disclosed in Section 3.16(d) of the Gatos Disclosure Letter: (A) there is no written claim that has been made to Gatos or the Gatos Subsidiaries, or, to the knowledge of Gatos or the Gatos Subsidiaries, a reasonable basis for any claim, by a third party that Gatos or the Gatos Subsidiaries do not have the right to exploit or use the Gatos Mining Rights as currently used or exploited and as currently proposed to be used or as currently proposed to be exploited by Gatos or the Gatos Subsidiaries as of the date of this Agreement, except in each case for any frivolous claim; and (B) no holder of any material Gatos Mining Rights has any obligation to pay any commission, royalty or similar payment to any Person, other than any Governmental Entity, with respect to such material Gatos Mining Rights.

(e)     The Gatos Mining Rights and the Gatos Real Property Rights are not located within an area in which mining activities have been restricted or prohibited by the Instituto Nacional de Antropología e Historia (National Institute of Anthropology and History of Mexico) and no Governmental Entity has notified Gatos or any Gatos Subsidiary in writing of any archeological or historical findings affecting the Gatos Mining Rights and the Gatos Real Property Rights in a manner that would materially impair Gatos’ mining operations as currently conducted. To the knowledge of Gatos and the Gatos Subsidiaries (i) there are no indigenous communities near to the location of, or with an interest in or claim to the Gatos Mining Rights and the Gatos Real Property Rights; and (ii) the Gatos Mining Rights and the Gatos Real Property Rights are not located within any “Nature Protected Area” or “Natural Reserve”, as defined in the Environmental Laws, and neither Gatos nor the Gatos Subsidiaries have received written notice from any Governmental Entity informing Gatos or any Gatos Subsidiary of the creation of such areas or reserves where the Gatos Mining Rights and the Gatos Real Property Rights are located.

Section 3.17        Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, Gatos or a Gatos Subsidiary is the sole owner and has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of Gatos and the Gatos Subsidiaries, in each case free and clear of any Liens, except Permitted Liens.  The material tangible personal property currently used in the operation of the businesses of Gatos and the Gatos Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.18        Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by Gatos and the Gatos Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other applicable industry practices, and all applicable Laws.  To the knowledge of Gatos, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Gatos and the Gatos Subsidiaries from the amounts so disclosed, taken as a whole, other than as a result of production activities in the ordinary course.

Section 3.19        Opinion of Financial Advisor.  The Gatos Board of Directors has received the opinion of BofA Securities, Inc., as financial advisor to Gatos, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view to the stockholders (other than First Majestic and its affiliates) of Gatos.  Gatos shall, following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to First Majestic solely for informational purposes (it being understood and agreed that such written opinion is for the benefit of the Gatos Board of Directors and may not be relied upon by First Majestic or Merger Sub).

Section 3.20      Takeover Statutes.  The Gatos Board of Directors or the Gatos Special Committee has taken all actions necessary to reasonably ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the consummation of the Transactions.  Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Law applies or purports to apply to this Agreement or any of the Transactions.

Section 3.21        Material Contracts.

(a)       Except for this Agreement, Section 3.21 of the Gatos Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.21(a) to which Gatos or a Gatos Subsidiary is a party or by which their respective properties or assets are bound (all Contracts of the type described in this Section 3.21(a) being referred to herein as the “Gatos Material Contracts”):

(i)        (A) any material joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any stockholders, investors rights, registration rights or similar agreement;

(ii)         any Contract expressly limiting or restricting the ability of Gatos or any of the Gatos Subsidiaries to make distributions or declare or pay dividends to its stockholders;

(iii)        any Contract that (A) provides for the acquisition or divestiture of any material asset (other than Contracts covered by clause (x) below and other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise), in each case, in excess of $500,000 and (B) contains outstanding obligations that are material to Gatos and the Gatos Subsidiaries, taken as a whole;

(iv)      any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems licensed pursuant to standard terms and conditions) under which Gatos or any Gatos Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to the business of Gatos or the Gatos Subsidiaries, taken as a whole;

(v)          any Contract with any Governmental Entity involving annual aggregate payments in excess of $500,000 in fiscal year 2023;

(vi)         each Contract that limits in any material respect the freedom of Gatos to compete in any line of business or geographic region;

(vii)       any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the shares of Gatos Common Stock or (B) any affiliates of Gatos (other than Gatos Subsidiaries);

(viii)      any Contract entered into since December 31, 2022, involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (1) will involve payments after the Effective Time in excess of $500,000 or (2) will impose monitoring or reporting obligations after the Effective Time to any other Person outside the ordinary course of business or material restrictions after the Effective Time on Gatos or any Gatos Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(ix)        (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $2,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, in each case, other than (1) Contracts solely among Gatos and any wholly owned Gatos Subsidiary, and (2) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Gatos SEC Documents and which are publicly available prior to the date hereof in unredacted form;

(x)          any Contract that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal prepayment or similar Contract that has a value or potential value in excess of $5,000,000;

(xi)         any Contract that is a collective bargaining or union agreement or any other material Contract with any labor union; and

(xii)       any Contract pursuant to which Gatos or any Gatos Subsidiary spent or received, in the aggregate, more than $5,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $5,000,000 during the twelve (12) months immediately after the date hereof (including any Contract relating to any future capital expenditures by Gatos or any of the Gatos Subsidiaries).

(b)          Gatos has provided to First Majestic prior to the date of this Agreement a true, correct and complete copy of each written Gatos Material Contract as in effect on the date of this Agreement.  Neither Gatos nor any Gatos Subsidiary is in breach of or default under the terms of any Gatos Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  To the knowledge of Gatos no other party to any Gatos Material Contract is in, or is alleged to be in, breach of or default under the terms of any Gatos Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  Except (i) to the extent that any Gatos Material Contract expires in accordance with its terms or (ii) as such expiration or termination has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Gatos and the Gatos Subsidiaries, taken as a whole, each Gatos Material Contract has not been terminated and is a valid and binding obligation of Gatos or the Gatos Subsidiary which is party thereto and, to the knowledge of Gatos, of each other party thereto, subject to the Enforceability Exceptions.

Section 3.22       Insurance.  As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect, each current, material insurance policy (or replacements thereof) of Gatos and the Gatos Subsidiaries is a valid and binding obligation of Gatos or the Gatos Subsidiary which is party thereto and, to the knowledge of Gatos, of each insurer party thereto, subject to the Enforceability Exceptions.  Since December 31, 2022, neither Gatos nor any of the Gatos Subsidiaries has received written notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.

Section 3.23       Finders and Brokers.  Neither Gatos nor any Gatos Subsidiary has employed, nor has any Person employed on behalf of Gatos or a Gatos Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger based upon arrangements made by or on behalf of Gatos.

Section 3.24        FCPA and Anti‑Corruption.

(a)        In the last five (5) years, neither Gatos nor any Gatos Subsidiary, nor any director or officer (when acting in their role as director or officer) of Gatos or any Gatos Subsidiary, nor, to Gatos’ knowledge, any manager, employee, agent, representative, contractor, sales intermediary or other third party, in each case, acting on behalf of Gatos or any Gatos Subsidiary, has violated, conspired to violate, or aided or abetted a violation of the FCPA, the CFPOA, Part IV of the Criminal Code (Canada), or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable).

(b)         Neither Gatos nor any Gatos Subsidiary, nor any director or officer of Gatos or any Gatos Subsidiary, nor, to Gatos’ knowledge, any manager or employee of Gatos or any Gatos Subsidiary are, or in the past five (5) years have been, subject to any actual, pending, or, to Gatos’ knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Gatos or any Gatos Subsidiary in any way relating to applicable Bribery Legislation or to the FCPA or CFPOA.

(c)      In the last five (5) years, Gatos and each Gatos Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Gatos and each Gatos Subsidiary as required by applicable Bribery Legislation in all material respects and by the FCPA and the CFPOA.

(d)      Gatos and each Gatos Subsidiary has instituted policies and procedures reasonably designed to promote and achieve compliance with the FCPA, the CFPOA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e)       No officer or director of Gatos or any Gatos Subsidiary is a Government Official.

Section 3.25       Sanctions.  Gatos and each Gatos Subsidiary, their respective directors, officers or employees, and, to the knowledge of Gatos their respective agents and other third parties that act for or on behalf of Gatos or any Gatos Subsidiary, are not Sanctioned Persons.  None of Gatos or any Gatos Subsidiary is or has within the applicable statute of limitations period engaged in direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law, has within the applicable statute of limitations period violated, or knowingly engaged in any conduct that would reasonably be expected to result in Gatos or any Gatos Subsidiary being designated as a Sanctioned Person, or has been the subject of an investigation or allegation of such a violation. Notwithstanding anything in this Agreement, the representations, warranties and covenants in this Agreement shall not apply to Gatos or any Gatos Subsidiary, or to any director, trustee, officer, agent or employee of any of the foregoing, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992 (Canada), or any similar applicable anti-boycott law or regulation.

Section 3.26      Affiliate Transactions.  Section 3.26 of the Gatos Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction, Contract, agreement, arrangement or understanding between Gatos or Gatos Subsidiaries, on the one hand, and (i) any officer or director of Gatos or Gatos Subsidiaries, (ii) any holder of record of 5% or more of the outstanding shares of Gatos Common Stock or any Person that beneficially owns 5% or more of the outstanding shares of Gatos Common Stock, or (iii) any affiliate or associate of any such officer, director or holder of Gatos Shares, on the other hand.

Section 3.27         HSR Act.  As determined in accordance with the HSR Act, Gatos and all entities controlled by Gatos:

(a)          do not hold assets located in the United States (other than investment assets, voting or non-voting securities of another Person, and assets included pursuant to Section 801.4(d)(2) of the HSR Act) having a total fair market value of greater than $119,500,000; and

(b)          have not made aggregate sales into the United States of greater than $119,500,000 in the fiscal year ending December 31, 2023, all within the meaning of the HSR Act.

Section 3.28        No Other Representations.  Except for the representations and warranties expressly set forth in this Article III (as qualified by the Gatos Disclosure Letter and the Gatos SEC Documents), none of Gatos, any of its affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by First Majestic or Merger Sub or any of their respective Representatives or affiliates on any such representation or warranty) with respect to Gatos, any of the Gatos Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to First Majestic or Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof.  Without limiting the foregoing, neither Gatos nor any other Person will have or be subject to any liability or other obligation to First Majestic, Merger Sub or their respective Representatives or affiliates or any other Person resulting from First Majestic’s, Merger Sub’s or their respective Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to First Majestic, Merger Sub or their respective Representatives or affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of Gatos or its Representatives in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Gatos Disclosure Letter and the Gatos SEC Documents). Except for the representations and warranties expressly set forth in Article IV (as qualified by the First Majestic Disclosure Letter and First Majestic SEDAR+ Documents), Gatos acknowledges and agrees that none of First Majestic, Merger Sub or any other person makes any express or implied representation or warranty with respect to First Majestic, Merger Sub or their respective affiliates or with respect to any other information provided to Gatos or any of its affiliates or its representatives by or on behalf of First Majestic, Merger Sub or their respective affiliates in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF FIRST MAJESTIC AND MERGER SUB

Except as disclosed in the forms, documents and reports filed or furnished by First Majestic on SEDAR+ since December 31, 2022  (including all exhibits, supplements and schedules thereto and information incorporated by reference, the “First Majestic SEDAR+ Documents”) and publicly available prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section, any similarly titled section and any other disclosures included therein in each case to the extent they are predictive or forward-looking in nature) or in the corresponding section of the disclosure letter delivered by First Majestic to Gatos immediately prior to the execution of this Agreement (the “First Majestic Disclosure Letter”) (it being agreed that disclosure of any item in any section of the First Majestic Disclosure Letter shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), First Majestic and Merger Sub jointly and severally represent and warrant to Gatos as set forth below.

Section 4.01         Qualification, Organization, Subsidiaries, etc.

(a)         Each of First Majestic, Merger Sub and the First Majestic Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, draft and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  Each of First Majestic, Merger Sub and the First Majestic Subsidiaries are qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in jurisdictions where the failure to be so organized and validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  The First Majestic Governing Documents are in full force and effect and First Majestic is not in violation of any provision of the First Majestic Governing Documents, except as would not reasonably be expected to be material to First Majestic and the First Majestic Subsidiaries, taken as a whole.  First Majestic has provided Gatos with true, correct and complete copies of the First Majestic Governing Documents.

(b)       The Organizational Documents of the First Majestic Subsidiaries are in full force and effect and the relevant First Majestic Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.02         Capitalization.

(a)       The authorized capital of First Majestic consists of an unlimited number of common shares without par value (“First Majestic Shares”). As of September 3, 2024 (the “First Majestic Capitalization Date”), (i) 301,616,350 First Majestic Shares were issued and outstanding and (ii) an aggregate of up to 10,613,814 First Majestic Shares were reserved and available for issuance pursuant to the First Majestic Equity Plans.  All of the outstanding First Majestic Shares are, and all First Majestic Shares reserved for issuance as noted above shall be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable First Majestic Shares.

(b)         Except for the Transactions:  (i) First Majestic does not have any shares issued or outstanding other than First Majestic Shares that were outstanding on the First Majestic Capitalization Date or that have become outstanding after the First Majestic Capitalization Date, but were reserved for issuance as set forth in Section 4.02(a) as of the First Majestic Capitalization Date, and (ii) except as set forth on the First Majestic Equity Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which First Majestic or any of First Majestic’s Subsidiaries is a party, or otherwise obligating First Majestic or any of First Majestic’s Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares or other equity interest of First Majestic or any First Majestic Subsidiary or securities convertible into, or exchangeable for such shares or equity interests (in each case other than to First Majestic or a wholly owned Subsidiary of First Majestic); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the shares or other equity interest of First Majestic or a First Majestic Subsidiary; (C) redeem or otherwise acquire any such shares or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any First Majestic Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of First Majestic Shares; or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by First Majestic or any First Majestic Subsidiary.  Since the First Majestic Capitalization Date until the date of this Agreement, First Majestic has not granted any equity or equity‑based award to any of the directors, employees or independent contractors of First Majestic or any First Majestic Subsidiaries.  As of the date hereof, there are no declared but unpaid dividends of First Majestic.

(c)       Section 4.02(c) of the First Majestic Disclosure Letter (the “First Majestic Equity Schedule”) sets forth as of the First Majestic Capitalization Date a list of each outstanding First Majestic Equity Award granted under the First Majestic Equity Plans and (i) the name of the holder of such First Majestic Equity Award, (ii) the number of First Majestic Shares subject to such outstanding First Majestic Equity Award, (iii) the exercise price, purchase price or similar pricing of such First Majestic Equity Award, (iv) the date on which such First Majestic Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such First Majestic Equity Award (A) is vested and exercisable as of the First Majestic Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and (vi) with respect to First Majestic Options, the date on which such First Majestic Option expires.  With respect to each grant of First Majestic Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the applicable First Majestic Equity Plan and all other applicable Laws, including the rules of the TSX, (2) each such grant was properly accounted for in accordance with IFRS in the First Majestic SEDAR+ Documents (including financial statements) and all other applicable Laws, (3) each First Majestic Option has an exercise price per First Majestic Share equal to or greater than the fair market value of a First Majestic Share on the date of such grant, (4) each First Majestic Option has a grant date which was approved by the First Majestic Board of Directors, the Compensation Committee of the First Majestic Board of Directors, or First Majestic’s Chief Executive Officer under authority from the Compensation Committee no later than the grant date, (5) each First Majestic Equity Award qualifies for the Tax treatment afforded to such award in First Majestic’s Tax Returns and all First Majestic SEDAR+ Documents, respectively, and (6) each First Majestic Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction. From the First Majestic Capitalization Date through the date of this Agreement, First Majestic has not granted, entered into an agreement to grant, or otherwise committed to grant any First Majestic Equity Awards or other equity or equity-based awards that may be settled in First Majestic Shares.

(d)       Neither First Majestic nor any First Majestic Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of First Majestic or any First Majestic Subsidiary on any matter.

(e)      There are no voting trusts or other agreements or understandings to which First Majestic or any First Majestic Subsidiary is a party with respect to the voting of the shares or other equity interests of First Majestic or any First Majestic Subsidiary.

(f)       All the issued and outstanding shares of, or other equity interests in, each First Majestic Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by First Majestic free and clear of all Liens, including preemptive rights, other than Permitted Liens.  First Majestic has provided Gatos with a true, correct and complete list of all First Majestic Subsidiaries as of the date of this Agreement. The name and jurisdiction of each First Majestic Subsidiary and the Person that owns the equity interests in such Subsidiary is duly reflected in the First Majestic Disclosure Letter.  Except for equity interests in the First Majestic Subsidiaries, neither First Majestic nor any First Majestic Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person).  Neither First Majestic nor any First Majestic Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.03        Corporate Authority Relative to this Agreement; No Violation.

(a)         First Majestic and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, assuming the First Majestic Shareholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger.  The execution, delivery and performance by First Majestic and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the First Majestic Board of Directors and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of First Majestic or any First Majestic Subsidiary are necessary to authorize the consummation of the Transactions, other than, with respect to the First Majestic Share Issuance, obtaining the First Majestic Shareholder Approval.  Prior to the execution of this Agreement, the First Majestic Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are in the best interests of First Majestic and its stockholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the First Majestic Share Issuance be submitted for consideration at the First Majestic Special Meeting (E) making the First Majestic Board Recommendation and (F) approving the inclusion of the First Majestic Board Recommendation in the First Majestic Circular, in each case, subject to Section 5.04.  First Majestic, as sole shareholder of Merger Sub, has duly executed and delivered a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement and the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and authorizing the execution, delivery and performance of this Agreement.  This Agreement has been duly and validly executed and delivered by First Majestic and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Gatos, constitutes the valid and binding agreement of First Majestic and Merger Sub, enforceable against First Majestic and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)        Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv)  Canadian Securities Laws, (v) Mexico’s Antitrust Law (vi) any applicable requirements of the Exchanges, (vii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (viii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger and (x)  the consents set forth in Section 4.03(b) of the First Majestic Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by First Majestic and Merger Sub of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect and (B) as may arise as a results of facts or circumstances relating to Gatos or its affiliates or Laws or Contracts binding Gatos or its affiliates.

(c)        The execution and delivery by First Majestic and Merger Sub of this Agreement do not, and, except as described in Section 4.03(b), the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any First Majestic Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of First Majestic or any of First Majestic’s Subsidiaries, other than Permitted Liens, (ii) subject to obtaining the First Majestic Shareholder Approval, conflict with or result in any violation of any provision of the First Majestic Governing Documents or the Organizational Documents of any First Majestic Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to First Majestic or any of First Majestic’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.04        Reports and Financial Statements.

(a)       From December 31, 2022, through the date of this Agreement, First Majestic has filed or furnished all the First Majestic SEDAR+ Documents required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the First Majestic SEDAR+ Documents complied in all material respects with the requirements of the Canadian Securities Laws and none of the First Majestic SEDAR+ Documents contained any Misrepresentation.

(b)      There has been no change in a material fact or a material change in any of the information contained in the First Majestic SEDAR+ Documents, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the First Majestic SEDAR+ Documents. First Majestic has not filed any confidential material change report with any Governmental Entity which at the date of this Agreement remains confidential or any other confidential filings filed under applicable Canadian Securities Laws.

(c)       The consolidated financial statements (including all related notes and schedules) of First Majestic and the First Majestic Subsidiaries included in the First Majestic SEDAR+ Documents when filed fairly present in all material respects the consolidated financial position of First Majestic and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year‑end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.05        Internal Controls and Procedures.

(a)      First Majestic has established and maintains a system of disclosure controls and procedures (as such term is defined in NI 52-109) that are designed to provide reasonable assurance that information required to be disclosed by First Majestic in its annual filings, interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified by such Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by First Majestic in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to First Majestic’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)      First Majestic has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) that is designed to provide reasonable assurance regarding the reliability of First Majestic’s financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)       To the knowledge of First Majestic, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting that are reasonably likely to adversely affect the ability of First Majestic to record, process, summarize and report financial information, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of First Majestic. To the knowledge of First Majestic, none of First Majestic, any of its Subsidiaries, or any of their respective directors, officers, auditors, accountants or representatives has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting or auditing matters of First Majestic or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that First Majestic or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters which has not been resolved to the satisfaction of the audit committee of the First Majestic Board of Directors.

(d)       Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, First Majestic’s management has disclosed to First Majestic’s auditors and the audit committee of the First Majestic Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect First Majestic’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Majestic’s internal control over financial reporting.

Section 4.06       No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in First Majestic’s most recent consolidated balance sheet (or the notes thereto) included in the First Majestic SEDAR+ Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since the date of such consolidated balance sheet, (c) as permitted or contemplated in connection with the preparation and/or negotiation of this Agreement or the Merger, (d) liabilities for performance of obligations of First Majestic and/or the First Majestic Subsidiaries pursuant to the terms of Contracts binding First Majestic or any of the First Majestic Subsidiaries or pursuant to which their respective properties and assets are bound and (e) liabilities which have been discharged or paid in full in the ordinary course of business, neither First Majestic nor any First Majestic Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by IFRS to be reflected in a consolidated balance sheet of First Majestic and its consolidated Subsidiaries (or in the notes thereto).

Section 4.07         Compliance with Law; Permits.

(a)        First Majestic and each of the First Majestic Subsidiaries is, and since December 31, 2022, has been, in compliance with Laws applicable to First Majestic, the First Majestic Subsidiaries or any of their respective properties or assets, except where such non‑compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

(b)        First Majestic and the First Majestic Subsidiaries are, and since December 31, 2022, have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary for First Majestic and the First Majestic Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “First Majestic Permits”), except where the failure to have any of the First Majestic Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  All First Majestic Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  First Majestic and each First Majestic Subsidiary is in compliance with all First Majestic Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.08        Environmental Laws and Regulations.  Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, since December 31, 2022:

(a)       First Majestic and each First Majestic Subsidiary have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted.  All Environmental Permits necessary to conduct the respective businesses of First Majestic and each First Majestic Subsidiary as presently conducted are in full force and effect, and First Majestic has received no written notice and has no knowledge that any such Environmental Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has begun, or to the knowledge of First Majestic, threatened in writing to begin, any action to terminate, cancel or amend any Environmental Permits necessary to conduct the respective businesses of First Majestic and each First Majestic Subsidiary as presently conducted;

(b      Neither First Majestic nor any First Majestic Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that First Majestic or any First Majestic Subsidiary is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against First Majestic or any First Majestic Subsidiary, in each case, with respect to matters arising out of any Environmental Law.  There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of First Majestic, threatened against First Majestic or any First Majestic Subsidiary with respect to any matters arising out of any applicable Environmental Law;

(c)       Neither First Majestic nor any First Majestic Subsidiary has entered into or agreed to any order, consent decree, writ, injunction or judgment or is subject to any order, consent decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)      Neither First Majestic nor any First Majestic Subsidiary has assumed, by Contract, or to the knowledge of First Majestic, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither First Majestic nor any First Majestic Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e)       Neither First Majestic nor any First Majestic Subsidiary has caused, and to the knowledge of First Majestic, no third party has caused, any Release of a Hazardous Material that could reasonably be expected to require investigation or remedial action by First Majestic or any First Majestic Subsidiary under any Environmental Law.

(f)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.08 are the sole representations and warranties of First Majestic with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 4.09        Employee Benefit Plans.

(a)       Section 4.09(a) of the First Majestic Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each material First Majestic Benefit Plan. With respect to each such material First Majestic Benefit Plan, First Majestic has made available to Gatos, to the extent applicable, correct and complete copies of (i) all material documents embodying such First Majestic Benefit Plan (or, if such First Majestic Benefit Plan is unwritten, a written summary of its material terms) and (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto.

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) each First Majestic Benefit Plan is, and has at all times been, maintained, operated, and administered in accordance with its terms and applicable Law, (ii) there are no pending, or, to the knowledge of First Majestic threatened, claims by, on behalf of, or against, any First Majestic Benefit Plan (other than claims for benefits in the ordinary course), (iii) there are no audits or other proceedings by any Governmental Entity pending, or, to the knowledge of First Majestic, threatened, with respect to any First Majestic Benefit Plan, (iv) all benefits, contributions and premiums relating to each First Majestic Benefit Plan have been timely paid or accrued for, as applicable, in accordance with the terms of such First Majestic Benefit Plan and all applicable Laws and accounting principles, and (v) no First Majestic Benefit Plan provides for post-termination or retiree medical or other health or welfare benefits (except as required by applicable Law).

(c)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, each First Majestic Benefit Plan that is registered or required to be registered with or approved by any Governmental Entity has, in all material respects, been so registered or approved and been maintained in good standing (to the extent such concept is recognized under applicable Laws) with all applicable Governmental Entities, and no event has occurred since the date of the most recent registration, approval or application therefor relating to any such First Majestic Benefit Plan that could reasonably be expected to result in the revocation of any such registration, approval, or good standing status.

(d)       None of First Majestic or any of the First Majestic Subsidiaries maintains, contributes to, sponsors, or otherwise have or had any liability with respect to any (i) pension plan that is subject to provincial or federal pension standards legislation, (ii) “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), (iii) “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada), or (iv) “salary deferral arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada).

(e)       Neither the execution of this Agreement, shareholder or other approval of this Agreement nor the consummation of any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events, including the passage of time):  (i) result in any material compensation or benefit becoming due to any current or former employee, independent contractor, or other individual service provider of First Majestic or any of their Subsidiaries, (ii) materially increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit under any First Majestic Benefit Plan or otherwise, or (iv) limit or materially restrict, or create or cause the imposition of any material limitation or restriction on, the ability of the First Majestic or any Subsidiaries thereof to amend or modify any First Majestic Benefit Plan in accordance with its terms.

Section 4.10        Absence of Certain Changes or Events.

(a)       Since December 31, 2023, through the date of this Agreement, there has not occurred any Effect that is continuing and has had, or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

(b)      Since December 31, 2023, through the date of this Agreement, except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Transactions contemplated hereby, the business of First Majestic and the First Majestic Subsidiaries, taken as a whole, has been conducted, in all material respects, in the ordinary course of business.

Section 4.11       Investigation; Litigation.  (a) To the knowledge of First Majestic, there is no investigation or review pending or threatened by any Governmental Entity with respect to First Majestic or any First Majestic Subsidiary and (b) there are no Actions pending (or, to the knowledge of First Majestic, threatened) against First Majestic or any of First Majestic’s Subsidiaries or any of their respective properties or assets which, in the case of clause (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  Neither First Majestic nor any First Majestic Subsidiary is subject to any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect.  As of the date hereof, there are no Actions pending (or, to the knowledge of First Majestic, threatened) that challenge or seek to prevent, enjoin or materially delay, this Agreement or the Transactions.

Section 4.12        Information Supplied.  The information relating to First Majestic and the First Majestic Subsidiaries that is provided by First Majestic or the First Majestic Subsidiaries specifically for inclusion in (or incorporation by reference in) the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of Gatos or at the time the Form F‑4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post‑effective amendment thereto is filed or is declared effective, or at the time of the Gatos Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof) or the First Majestic Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.  The Form F‑4 and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the First Majestic Circular will comply in all material respects with all applicable Canadian Securities Laws and shall contain sufficient detail to permit First Majestic shareholders to form a reasoned judgment concerning the matters to be placed before them at the First Majestic Special Meeting and, without limiting the generality of the foregoing, the First Majestic Circular will not contain any Misrepresentation.  Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by First Majestic or Merger Sub with respect to information or statements made in the Proxy Statement/Prospectus or the Form F‑4, which were not supplied by or on behalf of First Majestic

Section 4.13        Tax Matters.

(a)       Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect:

(i)          all Tax Returns that are required to be filed by or with respect to First Majestic or any of the First Majestic Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)        First Majestic and the First Majestic Subsidiaries have timely paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any Person, in each case whether or not shown on any Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS on the financial statements of First Majestic and the First Majestic Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii)       there is no deficiency or assessment for Taxes of First Majestic or any of the First Majestic Subsidiaries that is outstanding or proposed in writing by a Taxing Authority.  No audit, examination, investigation or other proceeding with respect to any Taxes of First Majestic or any of the First Majestic Subsidiaries is pending or threatened in writing by any Taxing Authority;

(iv)       neither First Majestic nor any of the First Majestic Subsidiaries has waived any statute of limitations with respect to any Taxes of First Majestic or any of the First Majestic Subsidiaries, or agreed to any extension of time with respect to an assessment or deficiency of any Taxes of First Majestic or any of the First Majestic Subsidiaries, in each case that remains outstanding;

(v)        no private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Entity with respect to any Taxes of First Majestic or the First Majestic Subsidiaries that will have a material effect on the First Majestic or the First Majestic Subsidiaries following the Effective Time;

(vi)       neither First Majestic nor any of the First Majestic Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code (or any similar provision of U.S. state or local, or non‑U.S. Law) in the two (2) years prior to the date of this Agreement;

(vii)       no claim has been made in writing by a Taxing Authority in a jurisdiction where First Majestic or any of the First Majestic Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction that has not been resolved;

(viii)     neither First Majestic nor any of the First Majestic Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law), or open transaction disposition made by First Majestic or any of the First Majestic Subsidiaries on or prior to the Closing, (B) any prepaid amount received by First Majestic or any of the First Majestic Subsidiaries outside of the ordinary course of business on or prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) entered into on or prior to the Closing, or (D) a change in the method of accounting by First Majestic or any of the First Majestic Subsidiaries made prior to the Closing;

(ix)        none of First Majestic or any of the First Majestic Subsidiaries (i) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (A) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (B) any such agreement to which First Majestic or any of the First Majestic Subsidiaries are the only counterparties), (ii) is liable for Taxes of any other Person (other than First Majestic or any of the First Majestic Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state or local or non-U.S. income Tax Law) or as a transferee or successor, or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, other than a group the common parent of which was or is First Majestic or any of the First Majestic Subsidiaries;

(x)         there are no Liens for Taxes upon any property or assets of First Majestic or any of the First Majestic Subsidiaries, except for the Permitted Liens; and

(xi)        neither First Majestic nor any of the First Majestic Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011‑4(b)(2) (or any similar provision of U.S. state or local or non‑U.S. Law).

(b)       The information contained in the memos and legal letters provided by First Majestic to Gatos and listed on Section 4.13(b) of the First Majestic Disclosure Letter constitutes all material information, as of the date hereof, relating to the matters referred to in Section 4.11(a) of the First Majestic Disclosure Letter (the “Tax Matters”) including, for greater certainty, all material information relating to any discussions between First Majestic, its legal counsel, accountants or other representatives and the Servicio de Administracion Tributaria (“SAT”) regarding the Tax Matters. Such information does not contain any untrue statement of any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)        Neither First Majestic nor any of the First Majestic Subsidiaries has knowingly taken any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.13 and Section 4.09 are the sole representations and warranties with respect to Tax matters of First Majestic and the First Majestic Subsidiaries.

Section 4.14        Labor Matters.

(a)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) First Majestic and each of the First Majestic Subsidiaries are, and, in the last three (3) years, have been, in compliance with all applicable Laws respecting labor, employment, and the engagement of labor, including applicable Laws related to fair employment practices (including equal employment opportunity and discrimination laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, wages and hours/working time, redundancy, payment of wages, withholding of Taxes, and transfer of undertakings, and (ii) there is no, and within the past three (3) years, have been no, pending or, to the knowledge of First Majestic, threatened, charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of First Majestic or any of the First Majestic Subsidiaries.

(b)      Neither First Majestic nor any of the First Majestic Subsidiaries is a party to, bound by, negotiating or required to negotiate any Collective Bargaining Agreement, and no employees of First Majestic or any of the First Majestic Subsidiaries are represented by any labor union or other labor organization.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) there are no activities or proceedings of any labor union or other labor organization to organize any employees of First Majestic or any of the First Majestic Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization, (ii) there are no pending or, to the knowledge of First Majestic, threatened, and, in the last three (3) years, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the business of First Majestic or any of the First Majestic Subsidiaries, and (iii) neither First Majestic or any of the First Majestic Subsidiaries are engaged in and, in the last three (3) years, have not engaged in, any unfair labor practice.

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, there are no claims, actions, or other proceedings against First Majestic or any of the First Majestic Subsidiaries pending or, to the knowledge of First Majestic, so threatened that could be brought or filed with any Governmental Entity, or based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement by First Majestic or any of the First Majestic Subsidiaries, of any individual or group of individuals, or the failure by First Majestic or any of the First Majestic Subsidiaries to employ or engage any individual or group of individuals.

(d)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, during the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made, or threatened to be made, or investigated by or on behalf of First Majestic or any of the First Majestic Subsidiaries, against or involving any current or former officer, director or other senior executive or key employee of First Majestic or any of the First Majestic Subsidiaries by any current or former officer, employee or independent contractor of First Majestic or any of the First Majestic Subsidiaries in such individual’s capacity as a service provider to First Majestic or any of the First Majestic Subsidiaries, and (ii) neither First Majestic or any of the First Majestic Subsidiaries have entered into any settlement agreement resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other senior executive or key employee in such individual’s capacity as a service provider to First Majestic or any of the First Majestic Subsidiaries.

Section 4.15        Intellectual Property.

(a)       Section 4.15(a) of the First Majestic Disclosure Letter sets forth a true and complete list of the following First Majestic Intellectual Property:  (i) all patents, copyrights, trademarks or domain names that have been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any pending applications for any of the foregoing (“First Majestic Registered Intellectual Property”); and (ii) material unregistered trademarks or material unregistered proprietary Software, in each case, that constitute First Majestic Intellectual Property.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, with respect to each item of the First Majestic Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting First Majestic’s or the applicable First Majestic Subsidiary’s ownership of, such First Majestic Registered Intellectual Property;

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) First Majestic or a First Majestic Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and IT Systems used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of First Majestic, each item of registered or issued First Majestic Registered Intellectual Property is subsisting, valid and enforceable; (iii)First Majestic or a First Majestic Subsidiary exclusively owns the First Majestic Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iv) there are no pending or, to the knowledge of First Majestic, threatened claims (including invitations or offers to license), actions or proceedings against First Majestic or the First Majestic Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by First Majestic or the First Majestic Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any First Majestic Intellectual Property; and (v) to the knowledge of First Majestic, (x) the conduct of the businesses of First Majestic and the First Majestic Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any First Majestic Intellectual Property; and

(c)      First Majestic and the First Majestic Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of First Majestic’s and the First Majestic Subsidiaries’ material Trade Secrets and any Trade Secrets provided to First Majestic or the First Majestic Subsidiaries under conditions of confidentiality.

Section 4.16        Real Property; Tangible Property.

(a)      (i) Section 4.16(a)(i) of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a list of the Real Property Rights held by First Majestic and the First Majestic Subsidiaries (the “First Majestic Real Property Rights”) reasonably required to permit the operation of First Majestic’s business as owned and conducted as of the date of this Agreement that is true and correct in all material respects; and (ii) Section 4.16(a)(ii) of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a list of the Mining Rights held by First Majestic and the First Majestic Subsidiaries (the “First Majestic Mining Rights”) reasonably required for the operation of First Majestic’s business as owned and conducted as of the date of this Agreement that is true and correct in all material respects.

(b)      Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, (i) none of First Majestic or any of the First Majestic Subsidiaries has received notice of any default under any agreement or instrument under which any of the First Majestic Real Property Rights or the First Majestic Mining Rights are constituted, and (ii) (A) First Majestic and the First Majestic Subsidiaries are in good standing under all, and are not in default under any First Majestic Mining Right, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, agreements or instruments under which the First Majestic Real Property Rights or First Majestic Mining Rights are constituted and, to the knowledge of First Majestic, all such agreements and instruments are in good standing and in full force and effect and none of the counterparties to such agreements and instruments is in default thereunder.

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, First Majestic and the First Majestic Subsidiaries own or have the right to use all of the First Majestic Real Property Rights and First Majestic Mining Rights, free and clear of all Liens, other than Permitted Liens.

(d)       Except as disclosed in Section 4.16(d) of the First Majestic Disclosure Letter: (A) there is no written claim that has been made to First Majestic or the First Majestic Subsidiaries, or, to the knowledge of First Majestic or the First Majestic Subsidiaries, a reasonable basis for any claim, by a third party that First Majestic or the First Majestic Subsidiaries do not have the right to exploit or use the First Majestic Mining Rights as currently used or exploited and as currently proposed to be used or as currently proposed to be exploited by First Majestic or the First Majestic Subsidiaries as of the date of this Agreement, except in each case for any frivolous claim; and (B) no holder of any material First Majestic Mining Rights has any obligation to pay any commission, royalty or similar payment to any Person, other than any Governmental Entity, with respect to such material First Majestic Mining Rights.

(e)      The First Majestic Mining Rights and the First Majestic Real Property Rights are not located within an area in which mining activities have been restricted or prohibited by the Instituto Nacional de Antropología e Historia (National Institute of Anthropology and History of Mexico) and no Governmental Entity has notified First Majestic or any First Majestic Subsidiary in writing of any archeological or historical findings affecting the First Majestic Mining Rights and the First Majestic Real Property Rights in a manner that would materially impair First Majestic’s mining operations as currently conducted. To the knowledge of First Majestic and the First Majestic Subsidiaries (i) there are no indigenous communities near to the location of, or with an interest in or claim to the First Majestic Mining Rights and the First Majestic Real Property Rights; and (ii) the First Majestic Mining Rights and the First Majestic Real Property Rights are not located within any "Nature Protected Area" or "Natural Reserve", as defined in the Environmental Laws, and neither First Majestic nor the First Majestic Subsidiaries have received written notice from any Governmental Entity informing First Majestic or any First Majestic Subsidiary of the creation of such areas or reserves where the First Majestic Mining Rights and the First Majestic Real Property Rights are located.

Section 4.17        Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, First Majestic or a First Majestic Subsidiary is the sole owner and has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of First Majestic and the First Majestic Subsidiaries, in each case free and clear of any Liens, except Permitted Liens.  The material tangible personal property currently used in the operation of the businesses of First Majestic and the First Majestic Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.18      Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by First Majestic and the First Majestic Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other applicable industry practices, and all applicable Laws.  To the knowledge of First Majestic, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of First Majestic and the First Majestic Subsidiaries from the amounts so disclosed, taken as a whole, other than as a result of production activities in the ordinary course.

Section 4.19       Opinion of Financial Advisor.  The First Majestic Board of Directors has received the opinion of National Bank Financial Inc., dated as of the date of this Agreement, and subject to the assumptions made, matters considered and limits and qualifications on the review undertaken set forth therein, as to the fairness, from a financial point of view of the Exchange Ratio to First Majestic pursuant to this Agreement.  First Majestic shall, following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to Gatos solely for informational purposes (it being understood and agreed that such written opinion is for the sole benefit of the First Majestic Board of Directors and may not be relied upon by Gatos).

Section 4.20        Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under Law applies or purports to apply to this Agreement or any of the Transactions.

Section 4.21        Material Contracts.

(a)      Except for this Agreement, Section 4.21 of the First Majestic Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21(a) to which First Majestic or a First Majestic Subsidiary is a party or by which their respective properties or assets are bound (all Contracts of the type described in this Section 4.21(a) being referred to herein as the “First Majestic Material Contracts”):

(i)        (A) any material joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any stockholders, investors rights, registration rights or similar agreement;

(ii)         any Contract expressly limiting or restricting the ability of First Majestic, Merger Sub or the First Majestic Subsidiaries to make distributions or declare or pay dividends to its stockholders;

(iii)       any Contract that (A) provides for the acquisition or divestiture of any material asset (other than Contracts covered by clause (x) below and other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise), in each case, in excess of $1,000,000 and (B) contains outstanding obligations that are material to First Majestic and the First Majestic Subsidiaries, taken as a whole;

(iv)      any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems licensed pursuant to standard terms and conditions) under which First Majestic or any First Majestic Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to the business of First Majestic or the First Majestic Subsidiaries, taken as a whole;

(v)         any Contract with any Governmental Entity involving annual aggregate payments in excess of $1,000,000 in fiscal year 2023;

(vi)        each Contract that limits in any material respect the freedom of Gatos to compete in any line of business or geographic region;

(vii)       any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the First Majestic Shares or (B) any affiliates of First Majestic (other than First Majestic Subsidiaries);

(viii)     any Contract entered into since December 31, 2022, involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (x) will involve payments after the Effective Time in excess of $1,000,000 or (y) will impose, or imposed, monitoring or reporting obligations after the Effective Time to any other Person outside the ordinary course of business or material restrictions after the Effective Time on First Majestic or any First Majestic Subsidiary or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(ix)        (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $4,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, in each case, other than (X) Contracts solely among First Majestic and any wholly owned First Majestic Subsidiary, and (Y) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the First Majestic SEDAR+ Documents and which are publicly available prior to the date hereof in unredacted form;

(x)         any Contract that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal prepayment or similar Contract that has a value or potential value in excess of $10,000,000;

(xi)        any Contract that is a collective bargaining or union agreement or any other material Contract with any labor union; and

(xii)       any Contract pursuant to which First Majestic or any First Majestic Subsidiary spent or received, in the aggregate, more than $10,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $10,000,000 during the twelve (12) months immediately after the date hereof (including any Contract relating to any future capital expenditures by First Majestic or any of the First Majestic Subsidiaries).

(b)       First Majestic has provided to Gatos prior to the date of this Agreement a true, correct and complete copy of each written First Majestic Material Contract as in effect on the date of this Agreement.  Neither First Majestic nor any First Majestic Subsidiary is in breach of or default under the terms of any First Majestic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  To the knowledge of First Majestic no other party to any First Majestic Material Contract is in, or is alleged to be in, breach of or default under the terms of any First Majestic Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.  Except (i) to the extent that any First Majestic Material Contract expires in accordance with its terms or (ii) as such expiration or termination has not been, and would not reasonably be expected to be, individually or in the aggregate, material to First Majestic and the First Majestic Subsidiaries, take as a whole, each First Majestic Material Contract has not been terminated and is a valid and binding obligation of First Majestic or the First Majestic Subsidiary which is party thereto and, to the knowledge of First Majestic, of each other party thereto, subject to the Enforceability Exceptions.

Section 4.22       Insurance.  As of the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect, each current, material insurance policy (or replacements thereof) of First Majestic and the First Majestic Subsidiaries is a valid and binding obligation of First Majestic and the First Majestic Subsidiary which is a party thereto and, to the knowledge of First Majestic, of each insurer party thereto, subject to the Enforceability Exceptions.  Since December 31, 2022, neither First Majestic nor any of the First Majestic Subsidiaries has received written notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect.

Section 4.23        Finders and Brokers.  Neither First Majestic nor any First Majestic Subsidiary has employed, nor has any Person employed on behalf of First Majestic or a First Majestic Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger based upon arrangements made by or on behalf of Gatos.

Section 4.24        FCPA and Anti‑Corruption.

(a)      In the last five (5) years, neither First Majestic nor any First Majestic Subsidiary, nor any director or officer (when acting in their role as director or officer) of First Majestic or any First Majestic Subsidiary, nor, to First Majestic’s knowledge, any manager, employee, agent, representative, contractor, sales intermediary or other third party, in each case, acting on behalf of First Majestic or any First Majestic Subsidiary, has violated, conspired to violate, or aided or abetted a violation of the FCPA, the CFPOA, Part IV of the Criminal Code (Canada), or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable).

(b)      Neither First Majestic nor any First Majestic Subsidiary, nor any director or officer of First Majestic or any First Majestic Subsidiary, nor, to First Majestic’s knowledge, any manager or employee of First Majestic or any First Majestic Subsidiary are, or in the past five (5) years have been, subject to any actual, pending, or, to First Majestic’s knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving First Majestic or any First Majestic Subsidiary in any way relating to applicable Bribery Legislation or to the FCPA or CFPOA.

(c)      In the last five (5) years, First Majestic and each First Majestic Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of First Majestic and each First Majestic Subsidiary as required by applicable Bribery Legislation in all material respects and by the FCPA and the CFPOA.

(d)       First Majestic and each First Majestic Subsidiary has instituted policies and procedures reasonably designed to promote and achieve compliance with the FCPA, the CFPOA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e)       No officer or director of First Majestic or any First Majestic Subsidiary is a Government Official.

Section 4.25        Sanctions.  First Majestic and each First Majestic Subsidiary, their respective directors, officers or employees, and, to the knowledge of First Majestic, any of their respective agents and other third parties that act for or on behalf of First Majestic or any First Majestic Subsidiary, are not Sanctioned Persons.  None of First Majestic or any First Majestic Subsidiary is or has within the applicable statute of limitations period engaged in direct or indirect dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law, has within the applicable statute of limitations period violated, or knowingly engaged in any conduct that would reasonably be expected to result in Gatos or any Gatos Subsidiary being designated as a Sanctioned Person, or has been the subject of an investigation or allegation of such a violation. Notwithstanding anything in this Agreement, the representations, warranties and covenants in this Agreement shall not apply to First Majestic or any First Majestic Subsidiary, or to any director, trustee, officer, agent or employee of any of the foregoing, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992 (Canada), or any similar applicable anti-boycott law or regulation.

Section 4.26        Stock Ownership.  Neither First Majestic nor any First Majestic Subsidiaries directly or indirectly owns, and at all times for the past three years, neither First Majestic nor any First Majestic Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the Gatos Common Stock.

Section 4.27        No Merger Sub Activity.  Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.28      Affiliate Transactions.  Section 4.28 of the First Majestic Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction, Contract, agreement, arrangement or understanding between First Majestic or First Majestic Subsidiaries, on the one hand, and (i) any officer or director of First Majestic or First Majestic Subsidiaries, (ii) any holder of record of 5% or more of the outstanding First Majestic Shares or any Person that beneficially owns 5% or more of the outstanding First Majestic Shares, or (iii) any affiliate or associate of any such officer, director or holder of First Majestic Shares, on the other hand.

Section 4.29      No Other Representations.  Except for the representations and warranties expressly set forth in this Article IV (as qualified by the First Majestic Disclosure Letter and the First Majestic SEDAR+ Documents), none of First Majestic, any of its affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Gatos or any of its Representatives or affiliates on any such representation or warranty) with respect to First Majestic, any of the First Majestic Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Gatos or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof.  Without limiting the foregoing, neither First Majestic nor any other Person will have or be subject to any liability or other obligation to Gatos or its Representatives or affiliates or any other Person resulting from Gatos or its Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Gatos or its Representatives or affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of First Majestic or its Representatives in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV (as qualified by the First Majestic Disclosure Letter and the First Majestic SEDAR+ Documents). Except for the representations and warranties expressly set forth in Article III (as qualified by the Gatos Disclosure Letter and Gatos SEC Documents), First Majestic acknowledges and agrees that none of Gatos or any other Person makes any express or implied representation or warranty with respect to Gatos or their respective affiliates or with respect to any other information provided to First Majestic or any of its affiliates or its representatives by or on behalf of Gatos or its affiliates in connection with the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.01        Conduct of Business by Gatos Pending the Closing.

(a)      Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.01 of the Gatos Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements, or (z) as consented to in writing by First Majestic (which consent shall not be unreasonably withheld, delayed or conditioned), Gatos shall, and shall cause each Gatos Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve intact its and their business organizations, keep available the services of its and their executive officers and maintain satisfactory relationships with Persons having material business relations with Gatos; provided, however, that no action that is specifically permitted by any clause of Section 5.01(b) shall be deemed a breach of this Section 5.01(a).

(b)      Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.01 of the Gatos Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by First Majestic (which consent shall not be unreasonably withheld, delayed or conditioned), Gatos shall not, and shall not permit any Gatos Subsidiary to:

(i)        declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Gatos or any Gatos Subsidiary), except dividends and distributions paid or made by a Gatos Subsidiary to Gatos or another wholly owned Gatos Subsidiary;

(ii)        split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of Gatos or a Gatos Subsidiary, except for any such transaction by a wholly owned Gatos Subsidiary which remains a wholly owned Gatos Subsidiary after consummation of such transaction;

(iii)       except (A) pursuant to any Gatos Benefit Plan, Collective Bargaining Agreement, or Contract by and between any employee, individual independent contractor, or other individual non-employee service provider of Gatos or any Gatos Subsidiary in effect as of the date hereof or (B) in the ordinary course of business consistent with past practice, (1) materially increase the level of, or accelerate the timing of payment, vesting, or funding of, compensation or benefits to any officer-level employee, (2) materially modify or amend or terminate any material Gatos Benefit Plan, or establish or adopt any material plan, program, policy or practice that would be a Gatos Benefit Plan if in effect on the date hereof, (3) hire or engage, or terminate (other than for cause) any officer-level employee (provided, that Gatos or one of the Gatos Subsidiaries may hire an employee as a replacement for a previously terminated employee), or (4) enter into, negotiate, materially amend, or terminate any Collective Bargaining Agreement (or any agreement or arrangement that would be a Collective Bargaining Agreement if in effect on the date hereof);

(iv)       make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law, or policies of the SEC or Exchanges;

(v)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which Gatos or a Gatos Subsidiary is bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly owned Gatos Subsidiaries), property, transfer or purchase of any property or assets of any other Person, other than such investments in securities in the ordinary course of business;

(vi)       enter into any new material line of business;

(vii)      (A) amend the Gatos Governing Documents or (B) permit any Gatos Subsidiary to adopt any amendments to its governing documents;

(viii)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Gatos or any Gatos Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or settled any otherwise unexercisable or unsettled Gatos Equity Award (except as otherwise required by the express terms of any Gatos Equity Award outstanding on the date hereof), other than (A) issuances of shares of Gatos Common Stock in respect of the vesting or settlement of Gatos Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (B) transactions between Gatos and a wholly owned Gatos Subsidiary or between wholly owned Gatos Subsidiaries;

(ix)       directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of shares of Gatos Common Stock tendered by holders of Gatos Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Gatos of Gatos Equity Awards in connection with the forfeiture of such awards and (C) transactions between Gatos and a wholly owned Gatos Subsidiary or between wholly owned Gatos Subsidiaries;

(x)        incur or assume any Indebtedness for borrowed money except for (A) any Indebtedness for borrowed money among Gatos and wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Gatos or any of the Gatos Subsidiaries, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded, and (C) guarantees by Gatos of Indebtedness for borrowed money of wholly owned Gatos Subsidiaries or guarantees by wholly owned Gatos Subsidiaries of Indebtedness for borrowed money of Gatos or any wholly owned Gatos Subsidiary, which Indebtedness is incurred in compliance with this Section 5.01(b)(x), (D) indebtedness incurred under the Gatos Credit Agreement and (E) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate;

(xi)       make any loans to any other Person, except for (A) loans among Gatos and its wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries and (B) extensions of credit to customers in the ordinary course of business;

(xii)      sell, lease (as lessor), license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any properties or assets of Gatos and the Gatos Subsidiaries that are material to Gatos and the Gatos Subsidiaries taken as a whole (including, without limitation, any Gatos Mining Rights), other than Gatos Intellectual Property which, for the avoidance of doubt, is governed by Section 5.01(b)(xiii), except (A) sale and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories in the ordinary course of business, (B) encumbrances and Liens that are incurred in connection with Indebtedness permitted to be incurred pursuant to Section 5.01(b)(x), (C)  for transactions among Gatos and its wholly owned Gatos Subsidiaries or among wholly owned Gatos Subsidiaries, (D) for sales of assets that do not exceed a fair market value of $5,000,000 in the aggregate;

(xiii)    (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any Gatos Intellectual Property that is material to the business of Gatos and the Gatos Subsidiaries, taken as a whole, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to vendors or service providers for use for the benefit of Gatos or the Gatos Subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of Gatos or any Gatos Subsidiary, except pursuant to reasonable protective confidentiality agreements;

(xiv)     compromise or settle any Action against Gatos or any of the Gatos Subsidiaries other than with respect to Transaction Litigation, which shall be governed by Section 6.09, or any Action related to Tax, which shall be governed by Section 5.01(b)(xv), other than the compromise or settlement of Actions made (A) in the ordinary course of business or (B) that:  (1) would not result in liability in excess of $10,000,000 in the aggregate or such greater amount reserved therefor or reflected in the Gatos SEC Documents (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) contains a full release of Gatos or the applicable Gatos Subsidiary and (3) does not involve an admission of criminal wrongdoing or impose any material injunctive or other non-monetary remedy or a material restriction on Gatos and the Gatos Subsidiaries (other than customary release, confidentiality and non-disparagement obligations);

(xv)       make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to material Taxes or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) with respect to any material Tax, enter into any Tax sharing, Tax allocation, Tax indemnification or similar agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which Gatos or any of the Gatos Subsidiaries are the only counterparties), make a written request for a material Tax ruling to any Governmental Entity or surrender any right to claim a material Tax refund, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the Tax liabilities of Gatos and the Gatos Subsidiaries;

(xvi)      make any new capital expenditure or expenditures in excess of $3,000,000 individually or $5,000,000 in the aggregate that are not consistent with Gatos’ budget plan provided to First Majestic prior the execution of this Agreement or Gatos’ 2025 budget plan;

(xvii)    except in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Gatos Material Contract, or (B) materially modify, materially amend or terminate or fail to renew any Gatos Material Contract;

(xviii)   authorize, recommend, propose or announce an intention to adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly owned Gatos Subsidiaries or file a petition in bankruptcy;

(xix)     materially reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies;

(xx)      amend or otherwise modify in any material respect any engagement letter between Gatos and any financial advisor described in Section 3.23 of the Gatos Disclosure Letter or enter into a new engagement letter with any such financial advisor; or

(xxi)      agree, in writing or otherwise, to take any of the foregoing actions.

(c)       Notwithstanding anything contained in this Agreement to the contrary, neither Gatos nor any of the Gatos Subsidiaries shall be deemed to have operated outside the ordinary course of business because Gatos or any of the Gatos Subsidiaries were responding to any of the following in good faith and such actions shall not be deemed to be a breach of Section 5.01(a) or Section 5.01(b) in response to any of the following (so long as such action or such refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice, if any, of Gatos and the Gatos Subsidiaries (taken as a whole)): (i) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (ii) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (iii) (A) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (B) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases, the response of any Governmental Entities thereto; provided that prior to taking any such action Gatos shall use its commercially reasonable efforts, to the extent practicable, to notify and discuss in good faith with First Majestic their intended actions.

Section 5.02        Conduct of Business by First Majestic Pending the Closing.

(a)      Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.02 of the First Majestic Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by Gatos (which consent shall not be unreasonably withheld, delayed or conditioned), First Majestic shall, and shall cause each First Majestic Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii)  preserve intact its and their business organizations, keep available the services of its and their executive officers and maintain satisfactory relationships with Persons having material business relations with First Majestic; provided, however, that no action that is specifically permitted by any clause of Section 5.02(b) shall be deemed a breach of this clause Section 5.02(a).

(b)      Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, except (v) as set forth in Section 5.02 of the First Majestic Disclosure Letter, (w) as expressly contemplated or permitted by this Agreement, (x) as required by applicable Law or as required by any Governmental Entity, (y) actions intended to protect life, property or the environment or comply with public health requirements or (z) as consented to in writing by Gatos (which consent shall not be unreasonably withheld, delayed or conditioned), First Majestic shall not, and shall not permit any First Majestic Subsidiary to:

(i)        declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of First Majestic or any First Majestic Subsidiary), except dividends and distributions paid or made by a First Majestic Subsidiary to First Majestic or another wholly owned First Majestic Subsidiary or First Majestic’s regular quarterly dividends paid consistent with past practice and in accordance with First Majestic’s publicly announced dividend policy as of the date of this Agreement;

(ii)       split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of First Majestic or a First Majestic Subsidiary, except for any such transaction by a wholly owned First Majestic Subsidiary which remains a wholly owned First Majestic Subsidiary after consummation of such transaction;

(iii)       make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS, applicable Law, or policies of the SEC or Exchanges;

(iv)       acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which First Majestic or a First Majestic Subsidiary is bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly owned First Majestic Subsidiaries), property, transfer or purchase of any property or assets of any other Person, other than such investments in securities in the ordinary course of business;

(v)         enter into any new material line of business;

(vi)       (A) amend the First Majestic Governing Documents or (B) permit Merger Sub or any First Majestic Subsidiary to adopt any amendments to its governing documents;

(vii)      issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in First Majestic or any First Majestic Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable First Majestic Equity Award under any existing First Majestic Equity Plan (except as otherwise required by the express terms of any First Majestic Equity Award outstanding on the date hereof), other than (A) issuances of First Majestic Shares in respect of the vesting or settlement of First Majestic Equity Awards outstanding on the date hereof and in accordance with their respective present terms and (B) transactions between First Majestic and a wholly owned First Majestic Subsidiary or between wholly owned First Majestic Subsidiaries;

(viii)     directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of First Majestic Shares tendered by holders of First Majestic Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by the First Majestic of First Majestic Equity Awards in connection with the forfeiture of such awards and (C) transactions between the First Majestic and a wholly owned First Majestic Subsidiary or between wholly owned First Majestic Subsidiaries;

(ix)      incur or assume any Indebtedness for borrowed money, except for (A) any Indebtedness for borrowed money among First Majestic and wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of First Majestic or any of the First Majestic Subsidiaries, in each case in an amount not to exceed the amount of the Indebtedness replaced, renewed, extended, refinanced or refunded, and (C) guarantees by First Majestic of Indebtedness for borrowed money of wholly owned First Majestic Subsidiaries or guarantees by wholly owned First Majestic Subsidiaries of Indebtedness for borrowed money of First Majestic or any wholly owned First Majestic Subsidiary, which Indebtedness is incurred in compliance with this Section 5.02(b)(x), (D) indebtedness incurred under the Gatos Credit Agreement and (E) Indebtedness incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate;

(x)         make any loans to any other Person, except for (A) loans among First Majestic and its wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries and (B) extensions of credit to customers in the ordinary course of business;

(xi)        sell, lease (as lessor), license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets of First Majestic and First Majestic Subsidiaries that are material to First Majestic and the First Majestic Subsidiaries taken as a whole (including, without limitation, any First Majestic Mining Rights (other than First Majestic Intellectual Property which, for the avoidance of doubt, is governed by Section 5.02(b)(xii))) except (A) sale and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories in the ordinary course of business, (B) encumbrances and Liens that are incurred in connection with Indebtedness permitted to be incurred pursuant to Section 5.02(b)(ix), (C)  for transactions among First Majestic and its wholly owned First Majestic Subsidiaries or among wholly owned First Majestic Subsidiaries, and (D) for sales of assets that do not exceed a fair market value of $10,000,000 in the aggregate;

(xii)      (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any First Majestic Intellectual Property that is material to the business of First Majestic and the First Majestic Subsidiaries, taken as a whole, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to vendors or service providers for use for the benefit of First Majestic or the First Majestic Subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of First Majestic or any First Majestic Subsidiary, except pursuant to reasonable protective confidentiality agreements;

(xiii)     compromise or settle any Action against First Majestic or any of the First Majestic Subsidiaries other than with respect to Transaction Litigation, which shall be governed by Section 6.09, or Action related to Tax, which shall be governed by Section 5.02(b)(xiv), other than the compromise or settlement of Actions made that would not result in liability in excess of $20,000,000 in the aggregate or such greater amount reserved therefor or reflected in the First Majestic SEDAR+ Documents (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) contains a full release of First Majestic or the applicable First Majestic Subsidiary and (3) does not involve an admission of criminal wrongdoing or impose any material injunctive or other non-monetary remedy or a material restriction on First Majestic and the First Majestic Subsidiaries (other than customary release, confidentiality and non-disparagement obligations);

(xiv)     make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to material Taxes or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local, or non-U.S. Law) with respect to any material Tax, enter into any Tax sharing, Tax allocation, Tax indemnification or similar agreement (other than (1) any agreements entered into in the ordinary course of business that are not primarily related to Taxes or (2) any such agreement to which First Majestic or any of the First Majestic Subsidiaries are the only counterparties), make a written request for a material Tax ruling to any Governmental Entity or surrender any right to claim a material Tax refund, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the Tax liabilities of First Majestic and the First Majestic Subsidiaries;

(xv)      make any new capital expenditure or expenditures in excess of $6,000,000 individually or $10,000,000 in the aggregate that are not consistent with First Majestic’s budget plan provided to Gatos prior to the execution of this Agreement or First Majestic’s 2025 budget plan;

(xvi)      except in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be a First Majestic Material Contract, or (B) materially modify, materially amend or terminate or fail to renew any First Majestic Material Contract;

(xvii)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly owned First Majestic Subsidiaries (other than Merger Sub) or file a petition in bankruptcy;

(xviii)   materially reduce the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies; or

(xix)      agree, in writing or otherwise, to take any of the foregoing actions.

(c)      Notwithstanding anything contained in this Agreement to the contrary, neither First Majestic nor any of the First Majestic Subsidiaries shall be deemed to have operated outside the ordinary course of business because First Majestic or any of the First Majestic Subsidiaries were responding to any of the following in good faith and such actions shall not be deemed to be a breach of Section 5.02(a) or Section 5.02(b) in response to any of the following (so long as such action or such refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice, if any, of First Majestic and the First Majestic Subsidiaries (taken as a whole)): (i) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (ii) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (iii) (A) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (B) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including the response of any Governmental Entities thereto; provided that prior to taking any such action First Majestic shall use its commercially reasonable efforts, to the extent practicable, to notify and discuss in good faith with Gatos their intended actions.

Section 5.03        Solicitation by Gatos.

(a)       From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.03, Gatos agrees that it shall not, and that it shall cause the Gatos Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and the Gatos Subsidiaries’ other Representatives not to, directly or indirectly:  (i) solicit, initiate, knowingly encourage or knowingly facilitate any Gatos Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Gatos Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person (other than First Majestic, Merger Sub and their Representatives) any nonpublic information relating to Gatos or any Gatos Subsidiary in connection with, any Gatos Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Gatos Competing Proposal, or (iii) except in the event the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law, waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, for the avoidance of doubt, the receipt of an unsolicited proposal, inquiry or offer received pursuant to any standstill or other similar agreement that permits the submission of private or confidential proposals to the Gatos Board of Directors or the Gatos Special Committee shall not, by itself, violate or be deemed to be in violation of this Section 5.03(a).  Promptly after the date of this Agreement, Gatos shall cease, and cause the Gatos Subsidiaries and its and their respective directors and officers to cease, and shall instruct and use its reasonable best efforts to cause its and the Gatos Subsidiaries’ other Representatives to cease, any and all existing discussions or negotiations with any third parties (including provision of or access to any nonpublic information to any third parties) conducted heretofore with respect to any Gatos Competing Proposal.  Gatos shall promptly (i) request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non‑disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any Gatos Competing Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (ii) terminate access by any other Person and its Representatives to any physical or electronic data room, in each case, relating to or in connection with, any Gatos Competing Proposal.

(b)      Notwithstanding any limitations set forth in this Section 5.03, if Gatos receives, after the date hereof and prior to the receipt of the Gatos Stockholder Approval, a bona fide, unsolicited, written Gatos Competing Proposal from any Person that did not result from a material breach of this Section 5.03 (it being agreed that Gatos or any of its Representatives may in any event (i) seek to clarify and understand the terms and conditions of any Gatos Competing Proposal (or amended proposal) to determine whether such Gatos Competing Proposal (or amended proposal) constitutes or would reasonably be expected to lead to or result in a Gatos Superior Proposal and (ii) inform a Person that has made a Gatos Competing Proposal of the provisions of this Section 5.03), which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors, constitutes or would reasonably be expected to lead to or result in a Gatos Superior Proposal, then, subject to compliance with Section 5.03(d), Gatos may take the following actions:  (x) furnish nonpublic information regarding, and/or provide access to the business, properties, assets, books or records of, Gatos and the Gatos Subsidiaries to the Person making such Gatos Competing Proposal and such Person’s Representatives (including potential financing sources), if, and only if, prior to so furnishing such information, Gatos receives from such Person an Acceptable Confidentiality Agreement; provided, that Gatos shall provide to First Majestic any such information that is provided to such Person or its Representatives that was not previously provided to First Majestic or its Representatives within forty-eight (48) hours of such time as such information was provided to such Person, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to the Gatos Competing Proposal.

(c)       From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.03, neither the Gatos Board of Directors nor any committee thereof shall:  (i) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Gatos Competing Proposal, (ii) fail to include the Gatos Board Recommendation in the Proxy Statement/Prospectus, (iii) withdraw or withhold (or modify, qualify or amend in any manner adverse to First Majestic), or propose publicly to withdraw or withhold (or modify, qualify or amend in any manner adverse to First Majestic) the Gatos Board Recommendation, (iv) in the case of a Gatos Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Gatos Common Stock (other than by First Majestic or an affiliate of First Majestic), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Gatos stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date the Gatos Special Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Gatos Special Meeting is held) and (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, (v) if a Gatos Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (iv)), fail to reaffirm the Gatos Board Recommendation (or refer to the prior Gatos Board Recommendation) within five (5) Business Days after First Majestic so requests in writing (or such fewer number of days as remains prior to the date that is three (3) Business Days prior to the Gatos Special Meeting) (any action in clauses (i) through (v), a “Gatos Change of Recommendation”), or (vi) approve or enter into any letter of intent or other Contract relating to any Gatos Competing Proposal, other than an Acceptable Confidentiality Agreement.

(d)      Gatos shall notify First Majestic promptly (but in no event later than twenty-four (24) hours) after receipt of any Gatos Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Gatos Competing Proposal.  Such notice shall be made in writing, and shall indicate the identity of the Person making the Gatos Competing Proposal, and the material terms (including price) and conditions of any such Gatos Competing Proposal.  Gatos shall keep First Majestic reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Gatos Competing Proposal.

(e)       Notwithstanding anything in this Section 5.03 or Section 5.05 to the contrary, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee may (i) make a Gatos Change of Recommendation following receipt of a Gatos Competing Proposal that did not result from a material breach of the provisions of this Section 5.03, and which the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee determines in good faith after consultation with Gatos’ outside legal and financial advisors is or is reasonably likely to lead to a Gatos Superior Proposal (or continues to be a Gatos Superior Proposal following the Gatos Notice of Change Period), or (ii) make a Gatos Change of Recommendation in response to the occurrence of a Gatos Intervening Event, in the case of each of the foregoing clauses (i) and (ii), if and only if, the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee has determined in good faith, after consultation with Gatos’ outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law.  Gatos may not make a Gatos Change of Recommendation, unless (i) Gatos has provided First Majestic with four (4) Business Days’ prior written notice (the “Gatos Notice”) (it being understood and agreed that any material amendment to the applicable Gatos Superior Proposal shall require a new Gatos Notice and an additional two (2) Business Day period) advising First Majestic that the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee intends to take such action (it being agreed that the delivery of such notice shall not constitute a Gatos Change of Recommendation) and contemporaneously providing to First Majestic (A) in the case of a Gatos Superior Proposal, the identity of the Person making the Gatos Superior Proposal and the material terms (including price) and conditions of such Gatos Superior Proposal and, if available, a copy of any proposed agreements for such Gatos Superior Proposal, or (B) in the case of a Gatos Intervening Event, a description in reasonable detail of such Gatos Intervening Event that is the basis of the proposed action by the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee, and (ii) during such initial four (4) Business Day period (or, if applicable, any subsequent two (2) Business Day period) and ending at 11:59 p.m. (New York City time) on such fourth (4th)  Business Day following delivery of the Gatos Notice (or, if applicable, second (2nd) Business Day) (the “Gatos Notice of Change Period”), (A) Gatos shall negotiate, and cause its Representatives to negotiate, with First Majestic and its Representatives in good faith (to the extent First Majestic wishes to negotiate) to enable First Majestic to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that, in the case of a Gatos Superior Proposal, such Gatos Competing Proposal would no longer constitute a Gatos Superior Proposal or, in the case of a Gatos Intervening Event, the failure to make such Gatos Change of Recommendation in response to such Gatos Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law, and (B) Gatos shall consider in good faith any proposal by First Majestic to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that, in the case of a Gatos Superior Proposal, such Gatos Competing Proposal would no longer constitute a Gatos Superior Proposal or, in the case of a Gatos Intervening Event, the failure to make such Gatos Change of Recommendation in response to such Gatos Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the Gatos Board of Directors or the Gatos Special Committee under applicable Law.

(f)     Subject to First Majestic’s rights pursuant to Section 8.01 and Section 8.02(b), nothing contained in this Agreement shall prohibit Gatos or the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee from (i) disclosing to Gatos’ stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act (or directors’ circular required by Canadian Securities Laws) or (ii) making any “stop, look and listen” communication or similar communication to the Gatos stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that this Section 5.03(f) shall not permit the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee) or the Gatos Special Committee to recommend that the Gatos stockholders tender any securities in connection with any tender offer or exchange offer that is a Gatos Competing Proposal or otherwise make a Gatos Change of Recommendation except in compliance with Section 5.03(e).

Section 5.04        Solicitation by First Majestic.

(a)         From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.04, First Majestic agrees that it shall not, and that it shall cause its and the First Majestic Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and the First Majestic Subsidiaries’ other Representatives not to, directly or indirectly:  (i) solicit, initiate, knowingly encourage or knowingly facilitate any First Majestic Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a First Majestic Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person (other than Gatos and its Representatives) any nonpublic information relating to First Majestic or any First Majestic Subsidiary in connection with, any First Majestic Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a First Majestic Competing Proposal, or (iii)  except in the event the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law, waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, for the avoidance of doubt, the receipt of an unsolicited proposal, inquiry or offer received pursuant to any standstill or other similar agreement that permits the submission of private or confidential proposals to the First Majestic Board of Directors shall not, by itself, violate or be deemed to be in violation of this Section 5.04(a).  Promptly after the date of this Agreement, First Majestic shall cease, and cause the First Majestic Subsidiaries and its and their respective directors and officers to cease, and shall instruct and use its reasonable best efforts to cause its and the First Majestic Subsidiaries’ other Representatives to cease, any and all existing discussions or negotiations with any parties (including provision of or access to any nonpublic information to any third parties) conducted heretofore with respect to any First Majestic Competing Proposal.  First Majestic shall promptly (i) request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non‑disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any First Majestic Competing Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (ii) terminate access by any other Person and its Representatives to any physical or electronic data room, in each case, relating to or in connection with, any First Majestic Competing Proposal.

(b)         Notwithstanding any limitations set forth in this Section 5.04, if First Majestic receives, after the date hereof and prior to the receipt of the First Majestic Shareholder Approval, a bona fide, unsolicited, written First Majestic Competing Proposal from any Person that did not result from a material breach of this Section 5.04 (it being agreed that First Majestic or any of its Representatives may in any event (i) seek to clarify and understand the terms and conditions of any First Majestic Competing Proposal (or amended proposal) to determine whether such First Majestic Competing Proposal (or amended proposal) constitutes or would reasonably be expected to lead to or result in a First Majestic Superior Proposal and (ii) inform a Person that has made a First Majestic Competing Proposal of the provisions of this Section 5.04) which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors constitutes or would reasonably be expected to lead to or result in a First Majestic Superior Proposal, then, subject to compliance with Section 5.04(d), First Majestic may take the following actions:  (x) furnish nonpublic information regarding, and/or provide access to the business, properties, assets, books or records of, First Majestic and the First Majestic Subsidiaries to the Person making such First Majestic Competing Proposal and such Person’s Representatives (including potential financing sources), if, and only if, prior to so furnishing such information, First Majestic receives from such Person an Acceptable Confidentiality Agreement; provided, that First Majestic shall provide to Gatos any such information that is provided to such Person or its Representatives that was not previously provided to Gatos or its Representatives within forty-eight (48) hours of such time as such information was provided to such Person, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to the First Majestic Competing Proposal.

(c)         From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.01, and except as otherwise specifically provided for in this Section 5.04, neither the First Majestic Board of Directors nor any committee thereof shall:  (i) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any First Majestic Competing Proposal, (ii) fail to include the First Majestic Board Recommendation in the First Majestic Circular, (iii) withdraw or withhold (or modify, qualify or amend in any manner adverse to Gatos), or propose publicly to withdraw or withhold (or modify, qualify or amend in any manner adverse to Gatos), the First Majestic Board Recommendation, (iv) fail to reaffirm the First Majestic Board Recommendation (or refer to the prior First Majestic Board Recommendation) within five (5) Business Days after Gatos so requests in writing (or such fewer number of days as remains prior to the date that is three (3) Business Days prior to the First Majestic Special Meeting) (any action in clauses (i) through (iv), an “First Majestic Change of Recommendation”), or (v) approve or enter into any letter of intent or other Contract relating to any First Majestic Competing Proposal, other than an Acceptable Confidentiality Agreement.

(d)        First Majestic shall notify Gatos promptly (but in no event later than twenty-four (24) hours) after receipt of any First Majestic Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a First Majestic Competing Proposal.  Such notice shall be made in writing, and shall indicate the identity of the Person making the First Majestic Competing Proposal, and the material terms (including price) and conditions of any such First Majestic Competing Proposal.  First Majestic shall keep Gatos reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such First Majestic Competing Proposal.

(e)         Notwithstanding anything in this Section 5.04 or Section 5.05 to the contrary, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors may (i) make a First Majestic Change of Recommendation following receipt of a First Majestic Competing Proposal that did not result from a material breach of the provisions of this Section 5.04, and which the First Majestic Board of Directors determines in good faith after consultation with First Majestic’s outside legal and financial advisors is or is reasonably likely to lead to a First Majestic Superior Proposal (or continues to be a First Majestic Superior Proposal following the First Majestic Notice of Change Period), or (ii) make a First Majestic Change of Recommendation in response to the occurrence of a First Majestic Intervening Event, in the case of each of the foregoing clauses (i) and (ii), if and only if, the First Majestic Board of Directors has determined in good faith, after consultation with First Majestic’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law. First Majestic may not make a First Majestic Change of Recommendation, unless (i) First Majestic has provided Gatos with four (4) Business Days’ prior written notice (the “First Majestic Notice”) (it being understood and agreed that any material amendment to the applicable First Majestic Superior Proposal shall require a new notice and an additional two (2) Business Day period) advising Gatos that the First Majestic Board of Directors intends to take such action (it being agreed that the delivery of such notice shall not constitute a First Majestic Change of Recommendation) and contemporaneously providing to Gatos (A) in the case of a First Majestic Superior Proposal, the identity of the Person making the First Majestic Superior Proposal and the material terms (including price) and conditions of such First Majestic Superior Proposal and, if available, a copy of any proposed agreements for such First Majestic Superior Proposal, or (B) in the case of a First Majestic Intervening Event, a description in reasonable detail of such First Majestic Intervening Event that is the basis of the proposed action by the First Majestic Board of Directors, and (ii) during such initial four (4) Business Day period following delivery of the First Majestic Notice (or, if applicable, any subsequent two (2) Business Day period) and ending at 11:59 p.m. (New York City time) on such fourth (4th) Business Day (or, if applicable, second (2nd) Business Day) (the “First Majestic Notice of Change Period”), (A) First Majestic shall negotiate, and cause its Representatives to negotiate, with Gatos and its Representatives in good faith (to the extent Gatos wishes to negotiate) to enable Gatos to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that, in the case of a First Majestic Superior Proposal, such First Majestic Competing Proposal would no longer constitute a First Majestic Superior Proposal or, in the case of a First Majestic Intervening Event, the failure to make such First Majestic Change of Recommendation in response to such First Majestic Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law, and (B) First Majestic shall consider in good faith any proposal by Gatos to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that, in the case of a First Majestic Superior Proposal, such First Majestic Competing Proposal would no longer constitute a First Majestic Superior Proposal or, in the case of a First Majestic Intervening Event, the failure to make such First Majestic Change of Recommendation in response to such First Majestic Intervening Event would no longer be expected to be inconsistent with the fiduciary duties of the members of the First Majestic Board of Directors under applicable Law.

(f)         Subject to Gatos’ rights pursuant to Section 8.01 and Section 8.02(c), nothing contained in this Agreement shall prohibit First Majestic or the First Majestic Board of Directors from (i) disclosing to First Majestic’s stockholders a position contemplated by Rules 14d‑9 and 14e‑2(a) promulgated under the Exchange Act (or a directors’ circular required by Canadian Securities Laws) or (ii) making any “stop, look and listen” communication or similar communication to the First Majestic shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act;  provided that this Section 5.04(f) shall not permit the First Majestic Board of Directors to recommend that the First Majestic shareholders tender any securities in connection with any tender offer or exchange offer that is a First Majestic Competing Proposal or otherwise make a First Majestic Change of Recommendation except in compliance with Section 5.04(e).

Section 5.05        Preparation of the Form F‑4, the Proxy Statement/Prospectus and First Majestic Circular; Gatos Special Meeting and First Majestic Special Meeting.

(a)       As promptly as reasonably practicable following the date of this Agreement, (i) Gatos and First Majestic shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, (ii) First Majestic shall prepare the Form F‑4 with respect to the First Majestic Shares issuable in the Merger, which will include the Proxy Statement/Prospectus and First Majestic shall cause the Form F-4 to be filed with the SEC and (iii) First Majestic shall prepare the First Majestic Circular and First Majestic shall cause the First Majestic Circular to be filed with the TSX.  Each of Gatos and First Majestic shall use its reasonable best efforts to (1) to make such filings no later than thirty (30) days after the date of this Agreement, (2) have the Form F‑4 declared effective under the Securities Act as promptly as practicable after such filings, (3) ensure that the Form F‑4, the Proxy Statement/Prospectus and the First Majestic Circular complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and applicable Canadian Corporate and Securities Law and (4) keep the Form F‑4 effective for so long as necessary to complete the Transactions.  Each of Gatos and First Majestic shall furnish all information concerning itself, its directors, officers, affiliates, the holders of its shares and such other matters as may be reasonably necessary or advisable to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, distribution, submission or publication, as applicable, of each of the Form F‑4, the Proxy Statement/Prospectus and the First Majestic Circular.  Each of Gatos and First Majestic shall promptly notify the other upon the receipt of any comments or other communications from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs or any request from the SEC, a Canadian Securities Authority, the TSX, or their respective staffs for amendments or supplements to the Form F‑4, the Proxy Statement/Prospectus or the First Majestic Circular, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, any Canadian Securities Authority, the TSX, or their respective staffs, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus, the First Majestic Circular or the Form F‑4 received from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus, the First Majestic Circular or the Form F‑4 received from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs.  Each of Gatos and First Majestic shall use its reasonable best efforts to respond as promptly as practicable to any comments or other communications from the SEC, the TSX, or their respective staffs with respect to the Proxy Statement/Prospectus, and First Majestic shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC, any Canadian Securities Authority, the TSX, or their respective staffs with respect to the Form F‑4 (including any prospectus forming a part thereof) or the First Majestic Circular.  Notwithstanding the foregoing, prior to (x) filing with the SEC the Form F‑4 (or any amendment or supplement thereto), (y) filing with the SEC or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or the First Majestic Circular (or any amendment or supplement thereto), or (z) responding to any comments of the SEC, the TSX, any Canadian Securities Authority or their respective staffs with respect to the Form F‑4, the Proxy Statement/Prospectus or the First Majestic Circular, each of Gatos and First Majestic shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Gatos or First Majestic or any of their respective Representatives with respect thereto.  No filing of, or amendment or supplement to, the Form F-4, the Proxy Statement/Prospectus or the First Majestic Circular will be made by Gatos or First Majestic, as applicable, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon.  First Majestic shall advise Gatos, promptly after it receives notice thereof, of the time of effectiveness of the Form F‑4 or upon filing any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of the First Majestic Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and First Majestic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  First Majestic shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, Canadian Corporate and Securities Laws, TSX rules, and any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the First Majestic Shares in the Merger, and Gatos shall use its reasonable best efforts to furnish all information concerning Gatos, the Gatos Subsidiaries and the holders of Gatos Common Stock as may be reasonably requested in connection with any such actions, including, if applicable, obtaining necessary consents from Qualified Persons.  Each of Gatos and First Majestic will use its reasonable best efforts to ensure that the information relating to Gatos and its affiliates, officers and directors, in the case of Gatos, and relating to First Majestic and its affiliates, officers and directors, in the case of First Majestic, supplied by it for inclusion in the Form F-4, the Proxy Statement/Prospectus and the First Majestic Circular will not, (x) in the case of the Proxy Statement/Prospectus and First Majestic Circular, on the date the Proxy Statement/Prospectus and First Majestic Circular (and in each case any amendment or supplement thereto) is first mailed to the stockholders of Gatos or First Majestic or at the time of the Gatos Special Meeting or First Majestic Special Meeting (as the same may be adjourned or postponed in accordance with the terms hereof) and (y) in the case of the Form F-4, at the time the Form F-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective contain: (i) any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not  misleading; or (ii) a Misrepresentation.

(b)       If, prior to the Effective Time, any information relating to Gatos or First Majestic, respectively, or any of their respective affiliates, officers or directors, is discovered by Gatos or First Majestic which, in the reasonable judgment of Gatos or First Majestic, respectively, should be set forth in an amendment of, or a supplement to, any of the Form F‑4, the Proxy Statement/Prospectus or the First Majestic Circular so that any of such documents would not include any: (i) misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) a Misrepresentation, the Party which discovers such information shall promptly notify the other Parties, and Gatos and First Majestic shall cooperate in the prompt filing with the SEC and on SEDAR+ of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus, the First Majestic Circular or the Form F‑4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Gatos and the shareholders of First Majestic.  Nothing in this Section 5.05(b) shall limit the obligations of any Party under Section 5.05(a).  For purposes of this Section 5.05, any information concerning or related to Gatos, its affiliates or the Gatos Special Meeting will be deemed to have been provided by Gatos, and any information concerning or related to First Majestic, its affiliates or the First Majestic Special Meeting will be deemed to have been provided by First Majestic.

(c)      Gatos shall, in accordance with applicable Law and the Gatos Governing Documents, establish a record date for, duly call, and give notice of the Gatos Special Meeting as promptly as practicable and mail the Proxy Statement/Prospectus to the stockholders of Gatos entitled to vote at the Gatos Special Meeting and hold the Gatos Special Meeting as soon as practicable after the Form F‑4 is declared effective under the Securities Act (or such later date as the Parties shall agree). Without limiting the generality of the foregoing, Gatos shall comply with the accelerated timing contemplated by NI 54-101. Subject to Section 5.03(e), Gatos shall, through the Gatos Board of Directors (acting upon the recommendation of the Gatos Special Committee), make the Gatos Board Recommendation, include such Gatos Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Gatos Stockholder Approval, except in each case to the extent that the Gatos Board of Directors or the Gatos Special Committee shall have made a Gatos Change of Recommendation as permitted by Section 5.03.  Notwithstanding the foregoing provisions of this Section 5.05(c), Gatos shall have the right, following consultation with First Majestic, to make (and, if so requested by First Majestic, shall be required to make) one or more successive postponements or adjournments of the Gatos Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the Gatos Special Meeting is scheduled, (A) there are insufficient shares of Gatos Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (B) Gatos has not received proxies representing a sufficient number of shares of Gatos Common Stock to obtain the Gatos Stockholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent the Gatos Board of Directors has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or the Form F-4 is provided or made available to Gatos stockholders or to permit dissemination of information which is material to stockholders voting at the Gatos Special Meeting and to give Gatos stockholders sufficient time to evaluate any such supplement or amendment or other information; provided that the Gatos Special Meeting shall not be postponed or adjourned under clause (i) above to a date that is in the aggregate more than thirty (30) days after the date for which the Gatos Special Meeting was originally scheduled (without giving effect to any postponement).  Without the prior written consent of First Majestic, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Gatos’ stockholders in connection with the authorization of this Agreement) that Gatos shall propose to be acted on by the stockholders of Gatos at the Gatos Special Meeting.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Gatos Special Meeting shall be convened and this Agreement shall be submitted for authorization by the stockholders of Gatos at the Gatos Special Meeting (notwithstanding any Gatos Change of Recommendation permitted by Section 5.03), and nothing contained herein shall be deemed to relieve Gatos of such obligation.

(d)      First Majestic shall, in accordance with applicable Law and the First Majestic Governing Documents, establish a record date for, duly call, and give notice of the First Majestic Special Meeting at which the First Majestic Share Issuance will be proposed for the purpose of obtaining the First Majestic Shareholder Approval as promptly as practicable and send the First Majestic Circular to the shareholders of First Majestic entitled to vote at the First Majestic Special Meeting and hold the First Majestic Special Meeting as soon as practicable after the Form F-4 is declared effective under the Securities Act (or such later date as the Parties shall agree). Without limiting the generality of the foregoing, First Majestic shall comply with the accelerated timing contemplated by NI 54-101. Subject to Section 5.04(e), First Majestic shall, through the First Majestic Board of Directors, make the First Majestic Board Recommendation, include the First Majestic Board Recommendation in the First Majestic Circular, and solicit and use its reasonable best efforts to obtain the First Majestic Shareholder Approval, except in each case to the extent that the First Majestic Board of Directors shall have made a First Majestic Change of Recommendation as permitted by Section 5.04.  Notwithstanding the foregoing provisions of this Section 5.05(d), First Majestic shall have the right, following consultation with Gatos, to make (and, if so requested by Gatos, shall be required to make) one or more successive postponements or adjournments of the First Majestic Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the First Majestic Special Meeting is scheduled, (A) there are insufficient First Majestic Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (B) First Majestic has not received proxies representing a sufficient number of First Majestic Shares to obtain the First Majestic Shareholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent the First Majestic Board of Directors has determined in good faith after consultation with outside counsel that such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the First Majestic Circular is provided or made available to First Majestic shareholders or to permit dissemination of information which is material to shareholders voting at the First Majestic Special Meeting and to give First Majestic shareholders sufficient time to evaluate any such supplement or amendment or other information; provided that the First Majestic Special Meeting shall not be postponed or adjourned under clause (i) above to a date that is in the aggregate more than thirty (30) days after the date for which the First Majestic Special Meeting was originally scheduled (without giving effect to any postponement).  Without the prior written consent of Gatos, the First Majestic Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by First Majestic’s shareholders in connection with the approval of this Agreement and the Transactions) that First Majestic shall propose to be acted on by the shareholders of First Majestic at the First Majestic Special Meeting.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the First Majestic Special Meeting shall be convened and the First Majestic Shares Issuance shall be submitted for approval by the shareholders of First Majestic at the First Majestic Special Meeting, and nothing contained herein shall be deemed to relieve First Majestic of such obligation.

(e)      Gatos and First Majestic will use their respective reasonable best efforts to hold the Gatos Special Meeting and the First Majestic Special Meeting as closely together in time as practicable and on the same date and as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary in the foregoing, if the Gatos Special Meeting or the First Majestic Special Meeting is adjourned or postponed, First Majestic or Gatos, respectively, shall be permitted to cause the First Majestic Special Meeting or the Gatos Special Meeting, respectively, to also be adjourned such that the meetings occur on the same date.

Section 5.06        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give either Gatos or First Majestic, directly or indirectly, the right to control or direct the business or operations of the other Party prior to the Effective Time.  Prior to the Effective Time, each of Gatos and First Majestic shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01        Access; Confidentiality; Notice of Certain Events.

(a)      From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, to the extent permitted by applicable Law, (i) each of Gatos and First Majestic shall, and shall cause each of the Gatos Subsidiaries and the First Majestic Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party who have a need to know such information reasonable access during normal business hours and upon reasonable advance notice in a manner that does not interfere unreasonably with the disclosing Party’s business to all of their respective properties, offices, books, Contracts and records (provided that no invasive or intrusive testing or sampling of any environmental media or building materials at any facility or property of the other Party or its Subsidiaries may be conducted without the prior written consent of the other Party), (ii) each of Gatos and First Majestic shall, and shall cause each of the Gatos Subsidiaries and the First Majestic Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request in connection with the consummation of the Transactions and (iii) each of Gatos and First Majestic shall instruct their respective Representatives to cooperate in connection with such access and disclosure obligations.  Notwithstanding the foregoing, neither Gatos nor First Majestic shall be required by this Section 6.01 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty), (C) that results in the disclosure of competitively sensitive information of either Party or such Party’s respective Subsidiaries, or (D) that is subject to any attorney‑client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney‑client, attorney work product or other legal privilege).  Each of Gatos and First Majestic will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b)       Each of Gatos and First Majestic will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.01, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement and apply to all information furnished thereunder or hereunder).

(c)       Gatos shall give prompt notice to First Majestic, and First Majestic shall give prompt notice to Gatos of any of the following to occur after the date of this Agreement, (i) any written notice received by such Party or any of its Subsidiaries from any party to any Gatos Material Contract or First Majestic Material Contract, respectively, or (ii) any written notice received by such Party or any of its Subsidiaries from any Governmental Entity, in either case in connection with this Agreement, the Merger or other Transactions, alleging that the consent of such Person is or may be required in connection with the Merger or any other Transaction and (iii) upon becoming aware of the occurrence of any fact, circumstance or Effect that would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or the failure by such Party to comply with, in any material respect, any covenant or agreement to be complied with by such Party under this Agreement.

(d)      Gatos shall reasonably consult with First Majestic regarding the 2025 budget for Gatos and the Gatos Subsidiaries, including by providing a substantially final draft of such 2025 budget prior to its submission for approval by the Gatos Board of Directors, in each case to the extent permitted by applicable Law.

(e)     No access, rights to inspection, information or notice delivered by either Party or any of their respective Representatives shall affect or be deemed to modify or waive any of the representations or warranties of the other Party set forth in this Agreement or be deemed to amend or update the Gatos Disclosure Letter or First Majestic Disclosure Letter or cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

(f)       To the extent that any personal information about an identifiable individual (“Transferred Information”) is used or disclosed under this Agreement without the otherwise required knowledge or consent, or both, of the individual subjects of such Transferred Information:

(i)          the Parties agree that the Transferred Information is necessary to determine whether to proceed with the Transactions contemplated under this Agreement, and if the determination is made to complete the Transactions;

(ii)       the receiving Party of the Transferred Information shall (A) use and disclose the Transferred Information solely for the purposes related to this Agreement or as otherwise permitted or required by Law; (B) protect the Transferred Information by security safeguards appropriate to the sensitivity of the Transferred Information; and (C) if the transactions contemplated under this Agreement do not proceed, return that information to the Party that disclosed it, or destroy it, within a reasonable time; and

(iii)       if the transactions contemplated under this Agreement are completed (A) the Parties shall (1) use and disclose the Transferred Information solely for the purposes for which the Transferred Information were collected, permitted to be used or disclosed before the transactions were completed, or as otherwise permitted or required by Law, (2) protect the Transferred Information by security safeguards appropriate to the sensitivity of the information, and (3) give effect to any withdrawal of consent made under applicable Law; and (B) First Majestic shall notify, or cause to be notified, each individual data subject of the Transferred Information, within a reasonable time after the transactions contemplated under this Agreement are completed, that the transactions have been completed and that their personal information has been disclosed in the course of determining whether to proceed with, and completing, such transactions.

Section 6.02        Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate the Merger and the other Transactions as promptly as practicable after the date hereof. Without limiting the generality of the foregoing, each of the Parties agrees to use its reasonable best efforts to: (i) take all actions necessary to cause (A) in the case of Gatos, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of First Majestic and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as reasonably practicable; and (ii) execute and deliver any additional instruments necessary to consummate the Merger and the other Transactions contemplated by this Agreement.

(b)       First Majestic acknowledges that certain consents to the Transactions contemplated by this Agreement may be required from parties to Contracts to which Gatos or any of the Gatos Subsidiaries is a party or bound and that such consents have not been obtained and may not be obtained prior to the Closing.  Notwithstanding anything to the contrary herein, First Majestic agrees that none of Gatos or the Gatos Subsidiaries shall have any liability whatsoever to First Majestic or any of its affiliates (and First Majestic and its affiliates shall not be entitled to assert any claims or Actions) arising out of or relating to the failure to obtain any such consents that may have been or may be required in connection with the Transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract as a result thereof.  First Majestic further agrees that no representation, warranty or covenant of Gatos or any Gatos Subsidiary contained herein shall be breached or deemed breached and no condition of First Majestic shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.

(c)      Each of First Majestic and Gatos shall, in furtherance and not in limitation of the efforts referenced in Section 6.02(a), (i) use its reasonable best efforts to make the appropriate filings under Mexico’s Antitrust Law as soon as reasonably practicable but in no event later than twenty (20) Business Days after the date of this Agreement, (ii) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review and comment on drafts of any material filings and submissions; (iii) promptly inform the other Party of any material communication received by such Party from, or given by such Party to, the Antitrust Division of the Mexican Federal Economic Competition Commission (the “COFECE”) or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; (iv) permit the other Party a reasonable opportunity to review in advance any material communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the COFECE or any other Governmental Entity with respect to the subject matter of this Section 6.02(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person and (v) to the extent permitted by the COFECE or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.02(c), give the other Party a reasonable opportunity to attend and participate in any in‑person meetings with the COFECE or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.02(c); provided that any such written communications provided under this Section 6.02(c) may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided, further, that portions of such copies that are competitively sensitive may be designated so as to be provided to outside antitrust counsel only.

(d)      Each of First Majestic and Gatos shall not, and shall cause their respective affiliates not to, except as permitted by or provided for in this Agreement, without the prior written consent of Gatos or First Majestic, respectively, take or cause to be taken any action that could reasonably be expected to:  (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; (iv) materially delay or prevent the consummation of the Transactions; or (v) cause any of the representations or warranties of First Majestic and Merger Sub or Gatos, respectively, contained herein to become inaccurate in any material respect or any of the covenants of First Majestic and Merger Sub or Gatos, respectively, contained herein to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 7.03 or Section 7.02, respectively.

(e)      Notwithstanding anything else herein to the contrary, First Majestic shall, and shall cause its affiliates to, use their reasonable best efforts to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date), including taking all actions requested by any Governmental Entity or necessary to resolve any objections that may be asserted by any Governmental Entity with respect to the Transactions under any applicable Law, except to the extent that such action or actions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of First Majestic, the First Majestic Subsidiaries, Gatos and the Gatos Subsidiaries, taken as a whole. For greater certainty, nothing in this Section 6.02(e) shall obligate or require First Majestic or the First Majestic Subsidiaries to take any action to directly or indirectly dispose of any interest in any of the properties listed in Section 6.02(e) of the First Majestic Disclosure Letter, it being acknowledged and agreed that any such action would have a material adverse effect for purposes of this Section 6.02(e).

Section 6.03       Publicity.  First Majestic and Gatos agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of First Majestic and Gatos to be mutually agreed upon by the Parties.  Thereafter, so long as this Agreement is in effect, neither Gatos nor First Majestic shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of an Exchange, a national securities exchange or a trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as is reasonably practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) without limiting any of its obligations under Section 5.03, Gatos shall not be required by this Section 6.03 to provide any such review or comment to First Majestic with respect to any press release or other public announcement made in connection with a Gatos Change of Recommendation and matters related thereto or in connection with any litigation between the Parties and (ii) without limiting any of its obligations under Section 5.04, First Majestic shall not be required by this Section 6.03 to provide any such review or comment to Gatos with respect to any press release or other public announcement made in connection with a First Majestic Change of Recommendation and matters related thereto or in connection with any litigation between the Parties; provided, further, each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by First Majestic and Gatos in compliance with this Section 6.03. Nothing in this Section 6.03 shall restrict or prohibit Gatos or First Majestic from making any announcement from the date hereof through the Effective Time to its respective employees, customers and other business relations to the extent Gatos or First Majestic, as the case may be, determines in good faith that such announcement is necessary or advisable and is not inconsistent with any previous press releases or public disclosures.

Section 6.04        Directors’ and Officers’ Indemnification and Insurance.

(a)      For not less than six (6) years from and after the Effective Time, First Majestic shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present (including those after the date hereof up to the Effective Time) directors, officers and employees of Gatos and the Gatos Subsidiaries, and each director, officer, member, trustee or fiduciary of another Person (but only to the extent that such director, officer, member, trustee or fiduciary is or was serving in such capacity at the request of Gatos) (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable fees and expenses in advance of the final disposition of any actual or threatened Action or investigation to each Indemnified Party to the fullest extent permitted by Law and pursuant to the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with, arising out of or otherwise related to any actual or threatened Action or investigation in connection with, arising out of or otherwise related to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director or employee of Gatos or any of the Gatos Subsidiaries or of any Person serving at the request of Gatos or any of the Gatos Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law and provided pursuant to the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement.  In the event of any such actual or threatened Action or investigation, First Majestic and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such claim, action, investigation, suit or proceeding.

(b)      The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, exculpation, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), now existing in favor of the Indemnified Parties as provided in the Gatos Governing Documents or the Organizational Documents of any Gatos Subsidiary or any indemnification or similar agreements, if any, in existence on the date of this Agreement, shall survive the Merger and shall continue in full force and effect.  For a period of no less than six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Gatos Governing Documents and the Organizational Documents of any Gatos Subsidiary and (ii) any other agreements of Gatos and the Gatos Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, exculpation, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party.  Notwithstanding anything in this Section 6.04 to the contrary, if any Indemnified Party notifies First Majestic or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.04, the provisions of this Section 6.04 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c)      First Majestic shall cause the Surviving Corporation to maintain, for an aggregate period of not less than six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policy maintained by Gatos with respect to claims arising from facts or events occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) (the “D&O Insurance”); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Gatos for such policy and if such premium for such insurance would at any time exceed such cap, then the Surviving Corporation shall cause to be maintained an insurance policy which, in the Surviving Corporation’s good faith determination, provides the maximum coverage available at an annual premium equal to such cap; provided, further, that First Majestic may, prior to the Effective Time, substitute therefor a tail policy to Gatos’ current directors’ and officer’s liability insurance policy providing equivalent coverage with an annual cost not in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Gatos for such policy (or, if such premium would exceed such cap, then the Surviving Corporation shall cause to be maintained an insurance policy which, in the Surviving Corporation’s good faith determination, provides the maximum coverage available at an annual premium equal to such cap).  Gatos shall reasonably cooperate with First Majestic prior to the Effective Time to enable First Majestic, at the election of First Majestic, to purchase such a tail policy.

(d)      In the event First Majestic or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Majestic or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.04. The obligations of First Majestic and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.04 applies without the written consent of such affected Indemnified Party.  The provisions of this Section 6.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(e)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Gatos or any Gatos Subsidiary or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to or in substitution for any such claims under such policies.

Section 6.05       Takeover Statutes.  The Parties shall (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.06       Obligations of Merger Sub and the Surviving Corporation.  First Majestic shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.07        Employee Benefits Matters.

(a)       For at least one year following the Closing Date, First Majestic shall provide to each individual who is employed by Gatos or any the Gatos Subsidiaries as of immediately prior to the Closing (for so long as such individual is employed by Gatos or any Gatos Subsidiary during such one year period) (collectively, “Continuing Employees”) (i) a base salary or wage rate level and cash incentive opportunities at least equal to the base salary or hourly wage level and cash incentive opportunities to which they were entitled immediately prior to the Closing and (ii) other benefits, perquisites and terms and conditions of employment (including severance benefits) that are substantially similar and no less favorable than the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing, but in no cases, any less generous than required pursuant to applicable Law.

(b)      First Majestic or one of its affiliates shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans in which Continuing Employees are eligible to participate immediately following the Closing Date (including any Gatos Benefit Plans or group health plans of First Majestic or any of its affiliates (any such plans, “First Majestic Benefit Plans”)) to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made under any group health plans in which Continuing Employees are eligible to participate immediately following the Closing Date (including any First Majestic Benefit Plan) and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar employee benefit plan, give each Continuing Employee service credit for such Continuing Employee’s employment with Gatos and their Subsidiaries (and any of their predecessors) for purposes of vesting, benefit accrual and eligibility to participate under each applicable First Majestic Benefit Plan, as if such service had been performed with First Majestic or one of its affiliates or predecessors.

(c)       First Majestic shall permit, or cause its affiliates, to permit, the Continuing Employees to use all vacation, sick leave and other paid personal time that such Continuing Employees have accrued, but have not used, as of immediately prior to the Closing in accordance with the terms of vacation, sick leave and paid personal time programs that are not less favorable to the Continuing Employees than those in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, personal leave and sick time accrued under the applicable plans or policies of First Majestic or its affiliates following the Closing). For the sake of clarity, First Majestic shall recognize and assume, or shall cause to be recognized and assumed, all liabilities with respect to accrued but unused vacation, sick leave and paid personal time for all Continuing Employees.

(d)     Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment; (ii) be interpreted to prevent or restrict First Majestic or any of its affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date; or (iii) be treated as an amendment or other modification of any Gatos Benefit Plan or other employee benefit plan or arrangement.

Section 6.08       Rule 16b‑3.  Prior to the Effective Time, Gatos and First Majestic shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Gatos equity securities (including derivative securities) and acquisitions of First Majestic equity securities pursuant to the Transactions by each individual who is a director or officer of Gatos subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Gatos, or each individual who otherwise may become or is reasonably expected to become subject to such reporting requirements with respect to First Majestic, to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.09        Transaction Litigation; Notices.  Each of First Majestic and Gatos shall provide prompt written notice to the other Party of any Action brought or threatened by any shareholder of such Party (on their own behalf or on behalf of such Party) or any third-party claim against such Party, any of its Subsidiaries and/or any of its or their directors or officers (in their capacity as such) relating to the Merger, this Agreement or any of the Transactions (“Transaction Litigation”).  Each of First Majestic and Gatos shall give the other Party the opportunity to participate (but not control) (at the other Party’s expense) in the defense, prosecution or settlement of any such objection, claim, litigation or proceeding and shall give each other the right to review and comment on all filings or responses to be made by such Party in connection with any such objection, claim, litigation or proceeding, and will in good faith take such comments into account.  Neither Party shall offer or agree to settle any such Action without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, without limiting the foregoing, each Party shall use reasonable best efforts so that any such settlement includes a full release of the other Party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon First Majestic, the Surviving Corporation or any of their respective affiliates.  In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.09 and Section 5.01 or Section 5.02, the provisions of this Section 6.09 shall control.

Section 6.10        Delisting.  Prior to the Closing Date, Gatos shall reasonably cooperate with First Majestic and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Exchanges, as applicable, to enable the delisting by the Surviving Corporation of the Gatos Common Stock from the Exchanges as promptly as practicable after the Effective Time and the deregistration of the Gatos Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11        Stock Exchange Listings.  Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.01, First Majestic shall take all action necessary to cause the First Majestic Shares to be issued in the Merger to be approved for listing on the Exchanges prior to the Effective Time, subject to official notice of issuance.  Gatos shall reasonably cooperate with First Majestic in the preparation of the materials to be submitted to the Exchanges and the resolution of any comments thereto received from the Exchanges.

Section 6.12        Tax Matters.

(a)       The Parties intend that, for U.S. federal, and applicable state and local, income Tax purposes, the Merger qualifies for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).  None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Party), or has knowingly taken or will (and will cause its Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) other than as contemplated pursuant to this Agreement, if such fact, circumstance or action could be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.  The Merger shall be reported by the Parties for all applicable Tax purposes in accordance with, and no Party shall take any position inconsistent with, the Intended Tax Treatment, including by completing an IRS Form 8937 and complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6), unless otherwise required by applicable Law or a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Tax Law).  Each Party agrees to use reasonable best efforts to promptly notify the other Party of any challenge to the Intended Tax Treatment by any Governmental Entity.  In the event that the Parties determine that the Intended Tax Treatment is not reasonably attainable, the Parties shall (a) discuss in good faith possible amendments and modifications to the Transactions that would reasonably be expected to permit the Transactions to be treated consistent with the Intended Tax Treatment or otherwise qualify as a tax-deferred transaction under another provision of the Code and (b) use commercially reasonable efforts to effect such amendments and modifications.

(b)      Other than as set forth in Section 2.02(b), all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by the Surviving Corporation and/or its Subsidiaries.  The Parties shall reasonably cooperate to minimize the amount of any such Transfer Taxes.

(c)     First Majestic and the Surviving Corporation covenant and agree to provide any information reasonably requested by a Gatos stockholder and in the possession of First Majestic or the Surviving Corporation or otherwise reasonably ascertainable or obtainable, as applicable, that has entered into a GRA with the IRS pursuant to Treasury Regulations Section 1.367(a)-3(b)(1)(ii) with respect to the Merger (a “Gatos GRA Shareholder”) and has notified First Majestic in writing that it has entered into such agreement, in order to comply with such Gatos GRA Shareholder’s GRA filing requirements under Treasury Regulations Section 1.367(a)-8.  First Majestic and the Surviving Corporation agree to use commercially reasonable efforts to inform any Gatos GRA Shareholder of the occurrence of any material events prior to the end of the fifth complete tax year following the tax year in which the Effective Time occurs that are known to First Majestic that would reasonably be expected to affect any such Gatos GRA Shareholder’s GRA, including triggering events or other gain recognition events, as provided in Treasury Regulations Section 1.367(a)-8(c)(2)(iv).

(d)      At or prior to the Closing Date, Gatos shall deliver or cause to be delivered to First Majestic a FIRPTA certificate dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), certifying that no interest in Gatos is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Sections 897 and 1445 of the Code and, simultaneously with delivery of such FIRPTA certificate, Gatos shall file a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(e)      First Majestic and Gatos will cooperate in good faith to facilitate the issuance of the opinion described in Section 7.03(c) and any other opinions to be filed in connection with the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger.  In connection therewith, (i) First Majestic shall deliver to White & Case LLP (or other applicable legal counsel) a duly executed certificate containing customary representations, warranties and covenants in form and substance reasonably satisfactory to such relevant counsel and reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.03(c) and any opinions to be filed in connection with the declaration of effectiveness of the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger (the “First Majestic Tax Certificate”), and (ii) Gatos shall deliver to White & Case LLP (or other applicable legal counsel) a duly executed certificate containing customary representations, warranties and covenants in form and substance reasonably satisfactory to such relevant counsel and reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.03(c) and any opinions to be filed in connection with the declaration of effectiveness of the Form F-4 or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Merger (the “Gatos Tax Certificate”), in each case, dated as of the Closing Date (and such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form F-4 or the Proxy Statement/Prospectus).  First Majestic and Gatos shall provide such other information as is reasonably requested by White & Case LLP (or other applicable legal counsel) for purposes of rendering the opinion described in Section 7.03(c) and any other opinions to be filed in connection with the Form F-4 or the Proxy Statement/Prospectus. For the avoidance of doubt, nothing in this Section 6.12(e) shall require White & Case LLP (or other applicable legal counsel) to provide an opinion on the U.S. federal income tax consequences of the Merger pursuant to Section 367 or 7874 of the Code.

(f)      First Majestic shall, as promptly as reasonably practicable, inform Gatos of any material communication received by First Majestic or any of the First Majestic Subsidiaries or their respective legal counsel, accountants or other Representatives in connection with any Tax Matters from the SAT prior to the Closing, in each case by promptly providing copies (or, in the case of material verbal communications, a written summary) to Gatos of any such communications. First Majestic shall promptly inform Gatos of any material developments prior to the Closing with respect to the Tax Matters.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01       Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in writing in whole or in part by First Majestic and Gatos, as the case may be, to the extent permitted by applicable Law:

(a)       Shareholder Approvals.  Each of the Gatos Stockholder Approval and the First Majestic Shareholder Approval shall have been obtained;

(b)      Registration Statement.  The Form F‑4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F‑4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened in writing by the SEC unless subsequently withdrawn;

(c)       Adverse Laws or Orders.  No Adverse Law or Order shall be in effect;

(d)       Required Antitrust Clearances.  All required approvals or clearances pursuant to Mexico’s Antitrust Law shall have been received; and

(e)       Listings.  The First Majestic Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and conditionally approved or authorized for listing on the TSX (subject only to customary listing conditions).

Section 7.02      Conditions to Obligations of First Majestic and Merger Sub.  The obligations of First Majestic and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver (in writing) by First Majestic) at or prior to the Effective Time of each of the following additional conditions:

(a)       Representations and Warranties.  (i) The representations and warranties of Gatos set forth in Section 3.10(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Gatos set forth in Sections 3.02(a) (Capitalization) and Section 3.02(b) (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all respects, except for any de minimis inaccuracies as of such date), (iii) the representations and warranties of Gatos set forth in Section 3.01(a) (Qualification, Organization, Subsidiaries), the first sentence of Section 3.02(f) (Capitalization), Section 3.03(a) (Corporate Authority Relative to this Agreement) and Section 3.23 (Finders and Brokers) (without giving effect to any qualification as to materiality or Gatos Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), and (iv) each of the other representations and warranties of Gatos set forth in this Agreement (without giving effect to any qualification as to materiality or Gatos Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Gatos Material Adverse Effect; and First Majestic shall have received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos to the foregoing effect;

(b)      Performance of Obligations of Gatos.  Gatos shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and First Majestic shall have received a certificate signed on behalf of Gatos by a duly authorized executive officer of Gatos to such effect; and

(c)       No MAE.  Since the date of this Agreement until the Effective Time, there shall not have occurred any Effect that has had, or is reasonably likely to have a Gatos Material Adverse Effect.

Section 7.03       Conditions to Obligations of Gatos.  The obligations of Gatos to effect the Merger are also subject to the satisfaction (or waiver (in writing) by Gatos) at or prior to the Effective Time of each of the following additional conditions:

(a)       Representations and Warranties.  (i) The representations and warranties of First Majestic set forth in Section 4.10(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of First Majestic and Merger Sub set forth in Sections 4.02(a) (Capitalization) and Section 4.02(b) (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all respects, except for any de minimis inaccuracies as of such date), (iii) the representations and warranties of First Majestic set forth in Section 4.01(a) (Qualification, Organization, Subsidiaries), the first sentence of Section 4.02(f) (Capitalization), Section 4.03(a) (Corporate Authority Relative to this Agreement), and Section 4.23 (Finders and Brokers) (without giving effect to any qualification as to materiality or First Majestic Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms are made specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of First Majestic and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or First Majestic Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a First Majestic Material Adverse Effect; and Gatos shall have received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic to the foregoing effect;

(b)      Performance of Obligations of First Majestic and Merger Sub.  First Majestic and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Gatos shall have received a certificate signed on behalf of First Majestic by a duly authorized executive officer of First Majestic to such effect;

(c)      Tax Opinion.  Gatos shall have received an opinion from White & Case LLP (or other legal counsel selected by Gatos), in form and substance reasonably satisfactory to Gatos, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger  qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering the opinion described in this Section 7.03(c), White & Case LLP (or other applicable legal counsel) shall have received and may rely upon the Gatos Tax Certificate and the First Majestic Tax Certificate and such other information reasonably requested by and provided to it by Gatos or First Majestic for purposes of rendering such opinion; and

(d)      No MAE.  Since the date of this Agreement until the Effective Time, there shall not have occurred any Effect that has had, or is reasonably likely to have, a First Majestic Material Adverse Effect.

Section 7.04        Frustration of Closing Conditions.  None of the Parties may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s material failure to comply with any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01        Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Gatos Stockholder Approval or First Majestic Shareholder Approval has been obtained, as follows:

(a)       by mutual written consent of First Majestic and Gatos;

(b)       by either First Majestic or Gatos, if there has been a breach by Gatos, in the case of a termination by First Majestic, or if there has been a breach by First Majestic or Merger Sub, in the case of a termination by Gatos, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Section 7.02(a) or (b), in the case of a termination by First Majestic, or Section 7.03(a) or (b), in the case of a termination by Gatos, not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) forty-five (45) calendar days after the receipt of written notice thereof by the breaching Party from the non‑breaching Party or (ii) one (1) Business Day before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.01(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)      by either First Majestic or Gatos, if the Closing shall not have occurred by 5:00 p.m., Eastern Time, on April 30, 2025 (as may be extended by this Section 8.01(c), the “Outside Date”); provided, that in the event that on such date all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 7.01(c) (to the extent related to any Antitrust Law) or Section 7.01(d), so long as such condition remains capable of being satisfied, the termination date shall automatically be extended to 5:00 p.m.  Eastern time on May 31, 2025 (and such date shall become the Outside Date for purposes of this Agreement); provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(d)       by First Majestic, if, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors or any committee thereof shall have made a Gatos Change of Recommendation;

(e)     by Gatos, if, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors or any committee thereof shall have made a First Majestic Change of Recommendation;

(f)       by either Gatos or First Majestic if the condition in Section 7.01(c) is not satisfied and the Adverse Law or Order giving rise to such non-satisfaction has become final and non‑appealable (or no longer appealable); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(f) shall have used reasonable best efforts to prevent the entry of, and to remove, such Adverse Law or Order in accordance with Section 6.02; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to a Party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this Section 8.01(f) occurring;

(g)      by either Gatos or First Majestic, if the Gatos Stockholder Approval shall not have been obtained at the Gatos Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any Party where the failure to obtain such Gatos Stockholder Approval shall have been caused by a material breach by such Party of this Agreement;

(h)      by either First Majestic or Gatos, if the First Majestic Shareholder Approval shall not have been obtained at the First Majestic Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any Party where the failure to obtain such First Majestic Shareholder Approval shall have been caused by a material breach by such Party of this Agreement;

(i)     by Gatos, if, at any time prior to the receipt of the Gatos Stockholder Approval, the Gatos Board of Directors or the Gatos Special Committee shall have (i) effected a Gatos Change of Recommendation in accordance with Section 5.03(e) in order to accept a Gatos Superior Proposal (provided, that Gatos shall have complied in all material respects with Section 5.03(e) with respect to such Gatos Superior Proposal), (ii) entered into a Gatos Superior Proposal Acquisition Agreement with respect to such Gatos Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.01(i), and (iii) paid the Gatos Termination Fee to First Majestic in accordance with Section 8.02(b)(i); and

(j)        by First Majestic, if, at any time prior to the receipt of the First Majestic Shareholder Approval, the First Majestic Board of Directors shall have (i) effected a First Majestic Change of Recommendation in accordance with Section 5.04(e) in order to accept a First Majestic Superior Proposal (provided, that First Majestic shall have complied in all material respects with Section 5.04(e) with respect to such First Majestic Superior Proposal), (ii) entered into a First Majestic Superior Proposal Acquisition Agreement with respect to such First Majestic Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.01(j) and (iii) paid the First Majestic Termination Fee to Gatos in accordance with Section 8.02(b)(i).

Section 8.02        Effect of Termination.

(a)      In the event of the valid termination of this Agreement as provided in Section 8.01, except in the case of termination pursuant to Section 8.01(a), written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of First Majestic, Merger Sub or Gatos or any of their respective Subsidiaries or any stockholder or Representative of First Majestic, Merger Sub or Gatos or any of their respective Subsidiaries, except that Article I, Section 6.01(b), the Confidentiality Agreement, this Section 8.02 and Section 9.03 through Section 9.12 (including the portions of the Agreement that substantively define any defined terms referred to in Section 1.01) shall survive such termination; provided, however, that, nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or for fraud (including the loss to the Gatos stockholders of the benefits of the Transactions contemplated by this Agreement, including the loss of the premium offered to the Gatos stockholders).

(b)       Gatos Termination Fee.

(i)         In the event this Agreement is terminated by Gatos pursuant to Section 8.01(i) (Gatos Superior Proposal), concurrently with such termination and as a condition to the effectiveness of such termination, Gatos shall pay or cause to be paid to First Majestic, in consideration of First Majestic disposing of its rights hereunder (other than those rights set out in Section 8.02(a)), a fee of $28,000,000 in cash (the “Gatos Termination Fee”).

(ii)        In the event this Agreement is terminated:

(A)         (1) by First Majestic pursuant to Section 8.01(b) (Gatos Terminable Breach) and (2) a Gatos Competing Proposal shall have been publicly announced or otherwise received by the Gatos Board of Directors or the Gatos Special Committee prior to the time of the event giving rise to such right of termination,

(B)        (1) by First Majestic or Gatos pursuant to Section 8.01(c) (Outside Date), (2) a Gatos Competing Proposal shall have been publicly announced or otherwise received by the Gatos Board of Directors or the Gatos Special Committee prior to the Outside Date and (3) (x) the First Majestic Shareholder Approval shall have been obtained (but not revoked), (y) the Gatos Stockholder Approval shall not have been obtained and (z) all other conditions set forth in Section 7.01 and Section 7.03 were satisfied or capable of being satisfied prior to such termination; or

(C)        (1) by First Majestic or Gatos pursuant to Section 8.01(g) (Gatos Stockholder Approval Not Obtained) and (2) a Gatos Competing Proposal shall have been publicly announced at least two (2) Business Days prior to the date of the Gatos Special Meeting; and

in the case of each of the foregoing clauses (A) through (C), (x) any Gatos Competing Proposal is consummated within twelve (12) months of such termination or (y) Gatos enters into a definitive agreement providing for a Gatos Competing Proposal within twelve (12) months of such termination and such Gatos Competing Proposal (as it may be amended) is subsequently consummated, then, concurrently with the consummation of any such Gatos Competing Proposal,  Gatos shall pay or cause to be paid to First Majestic the Gatos Termination Fee.

(iii)       In the event this Agreement is terminated (i) by First Majestic or Gatos pursuant to Section 8.01(g) (Gatos Stockholder Approval Not Obtained) following any time when First Majestic is entitled to terminate this Agreement pursuant to Section 8.01(d) (Gatos Change of Recommendation) or (ii) by First Majestic pursuant to Section 8.01(d) (Gatos Change of Recommendation), within two (2) Business Days after such termination, Gatos shall pay or cause to be paid to First Majestic the Gatos Termination Fee.

(iv)      In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by First Majestic.

(v)         For the avoidance of doubt, in no event shall Gatos be obligated to pay the Gatos Termination Fee on more than one occasion.

(vi)       Solely for purposes of Section 8.02(b)(ii), the term “Gatos Competing Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “20%” in the term Gatos Competing Proposal shall be deemed to be “50%”.

(c)       First Majestic Termination Fee.

(i)       In the event this Agreement is terminated by First Majestic pursuant to Section 8.01(j) (First Majestic Superior Proposal), concurrently with such termination and as a condition to the effectiveness of such termination, First Majestic shall pay or cause to be paid to Gatos a fee of $46,000,000 in cash (the “First Majestic Termination Fee”).

(ii)          In the event this Agreement is terminated:

(A)         (1) by Gatos pursuant to Section 8.01(b) (First Majestic Terminable Breach) and (2) a First Majestic Competing Proposal shall have been publicly announced or otherwise received by the First Majestic Board of Directors prior to the time of the event giving rise to such right of termination;

(B)        (1) by First Majestic or Gatos pursuant to Section 8.01(c) (Outside Date), (2) a First Majestic Competing Proposal shall have been publicly announced or otherwise received by the First Majestic Board of Directors prior to the Outside Date and (3) (x) the Gatos Stockholder Approval shall have been obtained (but not revoked), (y) the First Majestic Shareholder Approval shall not have been obtained and (z) all other conditions set forth in Section 7.01 and Section 7.02 were satisfied or capable of being satisfied prior to such termination; or

(C)        (1) by First Majestic or Gatos pursuant to Section 8.01(h) (First Majestic Shareholder Approval Not Obtained) and (2) a First Majestic Competing Proposal shall have been publicly announced at least two (2) Business Days prior to the date of the First Majestic Special Meeting; and

in the case of each of the clauses foregoing (A) through (C), (x) any First Majestic Competing Proposal is consummated within twelve (12) months of such termination or (y) First Majestic enters into a definitive agreement providing for a First Majestic Competing Proposal within twelve (12) months of such termination, and such First Majestic Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such First Majestic Competing Proposal, First Majestic shall pay or cause to be paid to Gatos the First Majestic Termination Fee.

(iii)       In the event this Agreement is terminated by (i) First Majestic or Gatos pursuant to Section 8.01(h) (First Majestic Shareholder Approval Not Obtained) following any time when Gatos is entitled to terminate this Agreement pursuant to Section 8.01(e) (First Majestic Change of Recommendation) or (ii) by Gatos pursuant to Section 8.01(e) (First Majestic Change of Recommendation), within two (2) Business Days after such termination, First Majestic shall pay or cause to be paid to Gatos the First Majestic Termination Fee.

(iv)      In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Gatos.

(v)        For the avoidance of doubt, in no event shall First Majestic be obligated to pay the First Majestic Termination Fee on more than one occasion.

(vi)       Solely for purposes of Section 8.02(c)(ii), the term “First Majestic Competing Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to “20%” in the term First Majestic Competing Proposal shall be deemed to be “50%”.

(d)      Each of the Parties acknowledges that the agreements contained in this Section 8.02 are an integral part of the Transactions, and are binding and enforceable against it, and not subject to approval of its stockholders, and that (i) the Gatos Termination Fee is not a penalty, but rather a reasonable amount that will compensate First Majestic and Merger Sub in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) the First Majestic Termination Fee is not a penalty, but rather a reasonable amount that will compensate Gatos in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision.  In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 8.02(b) or Section 8.02(c) as applicable, and the other Party commences a suit which result in a judgment against the non-paying Party for the Gatos Termination Fee or First Majestic Termination Fee (or any portion thereof), as applicable, then (x) such non-paying Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable and documented fees of counsel) incurred in connection with such suit and (y) such non-paying Party shall pay to the other Party interest on any overdue amounts payable pursuant to Section 8.02(b) or Section 8.02(c) from and including the date payment of such amount was due to but excluding the date of actual payment at the “prime rate” set forth in The Wall Street Journal in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach or fraud, (A) if the Gatos Termination Fee becomes payable by Gatos, then upon payment of the Gatos Termination Fee pursuant to this Section 8.02, such fee shall be the sole and exclusive remedy of First Majestic, the First Majestic Subsidiaries and its and their respective former, current or future equityholders, affiliates and Representatives (the “First Majestic Related Parties”) for damages against Gatos, the Gatos Subsidiaries and their respective former, current or future equityholders, affiliates and Representatives (the “Gatos Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated and neither Gatos nor any other Gatos Related Party shall have any further liability or obligation relating to or arising therefrom and (B) if the First Majestic Termination Fee becomes payable by First Majestic, then upon payment of the First Majestic Termination Fee pursuant to this Section 8.02, such fee shall be the sole and exclusive remedy of the Gatos Related Parties for damages against the First Majestic Related Parties for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated and neither First Majestic nor any First Majestic Related Party shall have any further liability or obligation relating to or arising therefrom.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Amendment and Modification; Waiver.

(a)      Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Gatos Stockholder Approval or the First Majestic Shareholder Approval, as applicable, by written agreement of Gatos and First Majestic (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of Gatos or the approval of the First Majestic Share Issuance by the shareholders of First Majestic, as applicable, no amendment, modification, supplement or waiver shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Gatos and First Majestic.

(b)       At any time and from time to time prior to the Effective Time, either Gatos, on the one hand, or First Majestic or Merger Sub, on the other hand, may, to the extent permitted by applicable Law and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of First Majestic or Merger Sub or Gatos, as applicable, (ii) waive any inaccuracies in the representations and warranties made to First Majestic or Gatos, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of First Majestic, Merger Sub or Gatos, as applicable, contained herein.  No extension or waiver by Gatos or First Majestic shall require the approval of the stockholders of Gatos or First Majestic, respectively, unless such approval is required by applicable Law.  Any agreement on the part of First Majestic or Gatos to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of First Majestic or Gatos, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.02       Non‑Survival of Representations and Warranties   None of the representations, warranties, covenants or other agreements in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.02 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time (including the terms of this Article IX).

Section 9.03       Expenses.  Except as set forth in Section 6.12(b) or this Section 9.03, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of First Majestic and Gatos shall bear and pay one-half the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with: (i) the filing, printing and mailing of the Form F-4, the First Majestic Circular and the Proxy Statement/Prospectus (including fees payable to the SEC or Exchanges associated with filing such documents), and (ii) payments required to be made to a Governmental Entity for the appropriate filings under Mexico’s Antitrust Law.

Section 9.04       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery) if received prior to 5:00 p.m. (New York City time) on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to First Majestic or Merger Sub or the Surviving Corporation, to:

First Majestic Silver Corp.
1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

Attention: Keith Neumeyer, President & Chief Executive Officer
Email:

with a copy to (which shall not constitute notice):

Bennett Jones LLP
2500-666 Burrard Street
Vancouver, B.C.  V6C 2X8

Attention: James Beeby, Lisa Stewart
Email: BeebyJ@bennettjones.com; StewartL@bennettjones.com

Dorsey & Whitney LLP
1095 West Pender Street. Suite 855
Vancouver, B.C.  V6E 2M6

Attention: Daniel M. Millier, Josh Pleitz
Email: miller.dan@dorsey.com; pleitz.josh@dorsey.com

and

if to Gatos prior to the Effective Time, to:

Gatos Silver, Inc.
925 W Georgia Street, Suite 910
Vancouver, British Columbia V6C 3L2

Attention: Dale Andres, Chief Executive Officer
Email:

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Gregory Pryor, Kristen Rohr
Email: gpryor@whitecase.com; kristen.rohr@whitecase.com

Section 9.05       Interpretation.  When a reference is made in this Agreement to Sections, Articles, or Exhibits, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b‑2 of the Exchange Act.  The table of contents and headings set forth in this Agreement or in the First Majestic Disclosure Letter or the Gatos Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise.  The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  All references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  All references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time.  References to days mean calendar days unless otherwise specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  The term “furnished” or “made available” to another Party means that, no later than 5:00 p.m.  New York City time on the day prior to the date hereof, such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Gatos SEC Document (or expressly incorporated by reference therein), or publicly filed on SEDAR+ as part of a First Majestic SEDAR+ Document, as the case may be or (ii) made available for review by such other Party or its Representatives in the data room maintained for the Transactions or otherwise provided to such other Party or its Representatives, in each case, at least one (1) day prior to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Section 9.06      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  Delivery of an executed counterpart of a signature page to this Agreement by e‑mail of a.pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement and shall constitute an original for all purposes.

Section 9.07        Entire Agreement; Third‑Party Beneficiaries.

(a)      This Agreement (including the Gatos Disclosure Letter, the First Majestic Disclosure Letter and all Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.01 hereof, First Majestic and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)      Neither this Agreement (including the Gatos Disclosure Letter and the First Majestic Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as provided in Section 6.04 and Section 6.12 (but only following the Effective Time) and (ii) the rights of Gatos, on behalf of the Gatos stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), and First Majestic, on behalf of the First Majestic shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the Transactions to such stockholders, including, in the case of Gatos, the loss of the premium offered to the Gatos stockholders) in accordance with Section 8.02 in the event of a Willful Breach of any provision of this Agreement, it being agreed that in no event shall any Gatos stockholder or First Majestic shareholder be entitled to enforce any of their rights, or First Majestic’s, Merger Sub’s or Gatos’ obligations, under this Agreement in the event of any such breach, but rather that (x) First Majestic shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the First Majestic shareholders and (y) Gatos shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Gatos stockholders, and First Majestic or Gatos may retain any amounts obtained in connection therewith.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.09        Governing Law; Jurisdiction.

(a)      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)       Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.09(b) in the manner provided for notices in Section 9.04.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.10       Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11        Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns and this Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.

Section 9.12        Enforcement; Remedies.

(a)     Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)       The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger) and to any further equitable relief.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

(c)      The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party and hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.  In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.13      Procedure for Termination, Amendment, Modification or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment, modification or waiver of this Agreement pursuant to Section 9.01 shall, in order to be effective, require, in the case of First Majestic or Gatos, action by the First Majestic Board of Directors or the Gatos Board of Directors (acting on the recommendation of the Gatos Special Committee) or the Gatos Special Committee, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, First Majestic, Merger Sub and Gatos have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
Name: Keith Neumeyer
Title: President & Chief Executive Officer

OCELOT TRANSACTION CORPORATION

By:	/s/ Samir Patel
Name: Samir Patel
Title: Secretary

GATOS SILVER, INC.

By:	/s/ Dale Andres
Name: Dale Andres
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

[Attached]

Exhibit A

Exhibit B

Articles of Incorporation of the Surviving Corporation

[Attached]

Exhibit B